SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

WellPoint, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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April 4, 2007

To Our Shareholders:

The Board of Directors joins me in extending to you a cordial invitation to attend the 2007 Annual Meeting of Shareholders of WellPoint, Inc. (the “Company”). The meeting will be held at WellPoint, Inc.’s principal executive offices at 120 Monument Circle, Indianapolis, Indiana, at 10:00 a.m., Eastern Daylight Time, on Wednesday, May 16, 2007.

In addition to voting on the matters described in this Proxy Statement, we will review the Company’s 2006 business results and discuss our plans for 2007 and beyond. There will be an opportunity to discuss matters of interest to you as a shareholder.

We hope many of our shareholders will find it convenient to be present at the meeting, and we look forward to greeting those personally able to attend. If you are unable to attend, it is still important that your shares be represented and voted. Therefore, regardless of the number of shares you own, PLEASE COMPLETE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR YOU CAN VOTE THROUGH THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. No postage is necessary if the envelope is mailed in the United States. The prompt return of your proxy card or submission of your vote through the Internet or by telephone will save the expense involved in further communications. Any shareholder who attends the meeting may vote in person, even if he or she has returned a proxy card or voted through the Internet or by telephone.

If you plan to attend the Annual Meeting and are a registered shareholder, please bring the admission ticket attached to your proxy card. If your shares are registered in the name of a bank or your broker, please obtain a legal proxy from your bank or broker and bring it with you to the Annual Meeting.

We hope that you will be able to attend the meeting, and we look forward to seeing you.

Sincerely,

LARRY C. GLASSCOCK

Chairman of the Board, President

and Chief Executive Officer

WELLPOINT, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 16, 2007

WELLPOINT, INC.

120 Monument Circle

Indianapolis, Indiana 46204

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	10:00 a.m., Eastern Daylight Time, on Wednesday, May 16, 2007

PLACE	WellPoint, Inc.
120 Monument Circle
Indianapolis, Indiana 46204

ITEMS OF BUSINESS	(1) To elect six members of the Board of Directors for three-year terms.

(2)	To approve majority voting for the election of directors in non-contested elections.

(3)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2007.

(4)	To transact such other business as may properly come before the annual meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a shareholder of record on March 15, 2007.

ANNUAL REPORT	Our 2006 Summary Annual Report, which is not a part of the proxy solicitation material, and our 2006 Annual Report on Form 10-K, which is our Annual Report to Shareholders, are enclosed.

PROXY VOTING

It is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning the proxy card sent to you. You also have the option of voting your shares through the Internet or by telephone. Voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy at any time prior to its exercise at the annual meeting by following the instructions in the accompanying Proxy Statement. If you vote through the Internet or by telephone, you do not need to return your proxy card.

By Order of the Board of Directors

Nancy L. Purcell

Secretary

i

ii

iii

WELLPOINT, INC.

120 Monument Circle

Indianapolis, Indiana 46204

PROXY STATEMENT

Annual Meeting of Shareholders

May 16, 2007

Purpose

This proxy statement is being furnished to shareholders on or about April 4, 2007 in connection with a solicitation by the Board of Directors of WellPoint, Inc. (“WellPoint”, the “Company”, “we”, “us” or “our”) of proxies to be voted at the annual meeting of shareholders and any adjournments or postponements, to be held at 10:00 a.m., Eastern Daylight Time, Wednesday, May 16, 2007, at our principal executive offices at 120 Monument Circle, Indianapolis, Indiana, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders will be admitted to the annual meeting beginning at 9:00 a.m., Eastern Daylight Time.

Record Date, Quorum and Vote Required

Record Date—At the close of business on March 15, 2007, the record date for the annual meeting, there were 613,944,503 shares of our common stock outstanding and entitled to vote at the annual meeting.

Quorum—In order for business to be conducted at the annual meeting, a quorum must be present. A quorum will be present if 25% of the votes entitled to be cast on a matter are represented in person or by proxy.

Vote Required—You will have one vote for each share held. Proposal 1, election of directors, will be determined by the vote of a plurality of the votes cast on such election. Each of Proposal 2, the approval of majority voting for the election of directors in non-contested elections, and Proposal 3, the ratification of the appointment of our independent registered public accounting firm, will be approved if the votes cast for the respective proposal exceed the votes cast against the proposal.

Shares of our common stock represented by properly executed proxies will be voted at the annual meeting in accordance with the choices indicated on the proxy. Abstentions on a specific proposal will be considered as present at the annual meeting and will be counted for purposes of determining whether a quorum is present. Abstentions will not be counted in the votes cast on any of the proposals and will not affect the determination of whether a proposal will be approved.

If your shares of our common stock are held in street name, and you do not provide your broker with voting instructions regarding any of the proposals, your broker will nevertheless have the discretion to vote your shares of common stock for the proposals.

Shareholders

Shares of our common stock may be held directly in your own name or may be held through a stockbroker, bank or other nominee in street name. Summarized below are some distinctions between shares held of record and those owned beneficially:

Shareholder of Record—If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares and we are sending these proxy materials directly to you. As the shareholder of record, you have the right to vote in person at the annual meeting or to grant your voting proxy to the persons designated by us. We have enclosed a proxy card for you to use.

Beneficial Owner—If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have received these proxy materials from your broker, bank or other nominee who is considered the shareholder of record with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or nominee on how to vote your shares and are also invited to attend the annual meeting. Your broker, bank or nominee is obligated to provide you with a voting instruction card for you to use. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you bring with you to the annual meeting a legal proxy, executed in your favor, from the shareholder of record.

Employee Shareholder—If you participate in the WellPoint 401(k) Retirement Savings Plan and you are invested in our common stock fund in your account, you may give voting instructions to the plan trustee as to the number of shares of common stock equivalent to the interest in our common stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The trustee will vote your shares in accordance with your instructions received by May 14, 2007 at 12:00 p.m., Eastern Daylight Time. You may also revoke previously given voting instructions by May 14, 2007 at 12:00 p.m., Eastern Daylight Time, by filing with the trustee either written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the trustee. If you do not send instructions for Proposal 1, the election of directors, Proposal 2, the approval of majority voting for the election of directors in non-contested elections, or Proposal 3, the ratification of the appointment of our independent registered public accounting firm, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Voting

Whether you hold shares as a shareholder of record or as a beneficial owner you may vote before the annual meeting by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. Most shareholders will have a choice of voting through the Internet or by telephone or completing a proxy card or voting instruction card and returning it in the enclosed postage-prepaid envelope. Please refer to the instructions below and on the accompanying proxy card or voting instruction card.

By Mail—You may vote by mail by signing and dating your proxy card or voting instruction card provided by your broker, bank or nominee and mailing it in the enclosed postage-prepaid envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and date your proxy card, but do not provide instructions, your shares will be voted FOR the election of each of our nominee directors listed on page 17 of this proxy statement, FOR the approval of majority voting for the election of directors in non-contested elections described beginning on page 21 of this proxy statement and FOR the ratification of the appointment of the independent registered public accounting firm described on page 22 of this proxy statement.

Through the Internet—You may vote through the Internet by going to www.investorvote.com and following the instructions. You will need to have your proxy card or voting instruction card available when voting through the Internet. If you want to vote through the Internet, you must do so before 11:59 p.m., Eastern Daylight Time, May 15, 2007. If you vote through the Internet, you do not need to return your proxy card.

By Telephone—You may vote by touchtone telephone by calling (800) 652-8683. You will need to have your proxy card or voting instruction card available when voting by telephone. If you want to vote by telephone, you must do so before 11:59 p.m., Eastern Daylight Time, May 15, 2007. If you vote by telephone, you do not need to return your proxy card.

Changing Your Vote—You may revoke your proxy at any time prior to the annual meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the annual meeting you will be given the opportunity to revoke your proxy and vote in person.

Additional Matters

Our Board of Directors (the “Board”) has not received notice of, and knows of no matters, other than those described in the attached Notice of Annual Meeting of Shareholders, which are to be brought before the annual meeting. If other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy in accordance with their judgment on such matters.

Shareholder Proposals and Nominations for Next Year’s Annual Meeting

In order to be considered at the 2008 annual meeting of shareholders, shareholder proposals must comply with the advance notice and eligibility requirements contained in our by-laws.

Shareholder Proposal—Our by-laws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to our Secretary. Such proposals also will need to comply with the Securities and Exchange Commission (“SEC”) regulations regarding the inclusion of shareholder proposals in our sponsored proxy materials if the shareholder would like the proposal to be so included.

Nomination of Candidate for Election as Director—Our by-laws provide that a shareholder may nominate a person for election to our Board, provided the shareholder is entitled to vote for the election of directors at the meeting and has given timely written notice of the nomination to our Secretary.

Timely Notice—In order to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal. The date by which shareholder proposals and nominations of candidates for elections as directors must be received by us for inclusion in proxy materials relating to the 2008 annual meeting of shareholders is December 6, 2007.

Copy of By-Law Provisions—The specific requirements of these advance notice and eligibility provisions are set forth in Section 1.4 and Section 1.5 of our by-laws. You may contact our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204 for a copy of these relevant provisions of our by-laws.

Annual Meeting Admission

Either an admission ticket or proof of ownership of our common stock, as well as a form of personal identification, must be presented in order to be admitted to the annual meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must bring a brokerage statement or other proof of ownership with you to the annual meeting, or you may request an admission ticket in advance by mailing a request, along with proof of your ownership of our common stock, to WellPoint Shareholder Services, 120 Monument Circle, Mail No. IN0102-B323, Indianapolis, Indiana 46204.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

Householding Notice

The SEC has adopted rules that allow us to deliver a single annual report, proxy statement, proxy statement combined with a prospectus or any information statement to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. This procedure is referred to as “householding.”

If you share the same last name and address with one or more shareholders, from now on, unless we receive contrary instructions from you (or from one of these other shareholders), you and all other shareholders who have your last name and live at the same home address will receive only one copy of any of our Annual Report on Form 10-K, proxy statement for our annual meeting of shareholders, any proxy statement we file and deliver in connection with any other meeting of shareholders, any proxy statement combined with a prospectus or any information statement. We will include with the householded materials for our annual meetings, or any other shareholders’ meeting, a separate proxy card and Notice of Shareholders’ Meeting for each registered shareholder who shares your last name and lives at your home address.

If you object to householding or wish to revoke householding in the future, in order to receive individual copies of these documents, you may write or call our Secretary, WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana, 46204 or telephone (800) 985-0999. You can call the same number or write to the same address if you participate in householding but wish to receive a separate copy of these documents or to request householding if shareholders are receiving multiple copies of the annual report, proxy statement or information statement. You may opt out of householding at any time prior to 30 days before the mailing of proxy materials each year, which you can measure by reference to the date 30 days before the mailing date of the proxy statement for the prior year’s annual meeting of shareholders. If you would like to opt out of householding for any other shareholders’ meeting that might be scheduled during a given calendar year, we will issue a press release notifying shareholders of the actual deadline for opting out of householding via either of the methods just described. If we do not hear from you, you will be deemed to have consented to the delivery of only one set of these documents to your household. We intend to household indefinitely, and your consent will be perpetual unless you revoke it. If you revoke your consent, we will begin sending you individual copies of these documents within 30 days after we receive your revocation notice.

Your participation in this program is encouraged. It will reduce the volume of duplicate information received at your household as well as the cost to us of preparing and mailing duplicate materials. In addition, we have been notified that certain intermediaries, i.e. brokers or banks, will household proxy materials. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

Cost of Solicitation

We will bear the cost of the solicitation of proxies and have engaged D. F. King & Co., Inc. to assist in the solicitation of proxies. D. F. King & Co., Inc. will receive a fee of approximately $5,500 plus reasonable out-of-pocket expenses for this work. We also will reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the proxy materials to beneficial owners and seeking instruction with respect thereto. In addition, our directors, officers or other associates, without additional compensation, may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

GOVERNANCE OF THE COMPANY

We believe that the only results worth achieving are those achieved with integrity and a commitment to excellence. Accordingly, we have long recognized the importance of and have always placed a high priority upon having good corporate governance measures in place. We take great care to ensure that our measures align with the requirements of the Sarbanes-Oxley Act of 2002, the rules promulgated by the SEC and the listing standards of the New York Stock Exchange (“NYSE”).

We believe it is important to disclose to you a summary of our major corporate governance practices. Over the past several years, we have enhanced our corporate governance practices in a number of important ways, and we continually seek out best practices to promote a high level of performance from the Board and management.

Among the practices we adhere to are the following:

•	We have adopted Corporate Governance Guidelines, which are set forth in Appendix I to this proxy statement;

•	A majority of our Board is comprised of independent directors;

•	Only independent directors serve on the Audit, Compensation and Governance Committees;

•	Non-employee directors meet periodically in executive session without management present;

•

A Presiding Director presides at the executive sessions of independent directors, as well as various other duties; the Presiding Director position rotates annually among the Chairpersons of each of the Governance Committee, Audit Committee, Compensation Committee and Planning Committee;

•	The lead partner of our independent registered public accounting firm is rotated at least every five years;

•	The Board, and each committee of the Board, has the authority to engage independent consultants and advisors at our expense;

•	The Board, each standing committee and each director annually conduct self-evaluations;

•

The Board encourages directors to participate in continuing education programs and reimburses directors for the expenses of such participation; all directors have attended at least eight hours of accredited educational programs within the past two years; and

•	The Board and our executive officers, associates and external business partners are governed by our Standards of Ethical Business Conduct.

In addition, a current version of our Corporate Governance Guidelines, our Standards of Ethical Business Conduct, and the charter of each standing committee of the Board are available on our website at www.wellpoint.com under the Corporate Governance tab, and are available in print upon request to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204.

We will continue to assess and refine our corporate governance practices and share them with you.

BOARD AND COMMITTEE MEMBERSHIP

As reflected in our Corporate Governance Guidelines, our business, property and affairs are managed under the direction of our Board. Members of our Board stay informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices, by participating in meetings of the Board and its committees and through their own industry knowledge and inquiries.

As permitted by the rules of the NYSE, our Board has adopted categorical standards to assist it in making determinations of independence and whether or not a director has a material relationship with us. These categorical standards are set forth in Appendix II to this proxy statement and are available on our website at www.wellpoint.com under the Corporate Governance tab.

Our Board has determined that each of the following directors meets these standards, has no material relationship with us and is “independent” as defined by the NYSE listing standards: Susan B. Bayh, Sheila P. Burke, William H.T. Bush, Julie A. Hill, Warren Y. Jobe, Victor S. Liss, William G. Mays, Ramiro G. Peru, Jane G. Pisano, Senator Donald W. Riegle, Jr., William J. Ryan, George A. Schaefer, Jr., Jackie M. Ward and John E. Zuccotti.

Meetings and Committees of the Board

During 2006, the Board held nine meetings. The Board met in executive session without management at each of the meetings. During the period in 2006 for which he or she served as a director, each director, other than Mr. Zuccotti, attended at least 75% of the total meetings of the Board and each committee on which he or she served. Mr. Zuccotti attended 71% of the total meetings of the Board and each committee on which he served in 2006. Mr. Zuccotti joined the Board following our acquisition of WellChoice, Inc. (“WellChoice”) at the end of 2005 and he had previously scheduled commitments in 2006 prior to knowing the Board calendar of events. Mr. Zuccotti attended at least 75% of the total meetings of the WellChoice board of directors and each committee on which he served during each calendar year of his tenure on the WellChoice board of directors.

There are five standing committees of the Board. From time to time, the Board, in its discretion, may form other committees. The following table provides membership information for each of the Board committees as of March 1, 2007.

Directors	Executive Committee		Audit Committee		Compensation Committee		Governance Committee		Planning Committee
Lenox D. Baker, Jr., M.D.									X
Susan B. Bayh							X
Sheila P. Burke					X
William H.T. Bush	X						X		X	*
Larry C. Glasscock	X	*
Julie A. Hill							X		X
Warren Y. Jobe	X		X	*
Victor S. Liss			X
William G. Mays			X
Ramiro G. Peru			X
Jane G. Pisano					X				X
Donald W. Riegle, Jr.					X		X
William J. Ryan	X				X	*
George A. Schaefer, Jr.			X
Jackie M. Ward	X				X		X	*
John E. Zuccotti							X

*	Signifies Chairperson of the Committee

Set forth below are the primary responsibilities of each of the committees.

The Audit Committee

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, assists the Board in its oversight of our accounting, financial reporting and internal audit controls and procedures. In its oversight of our financial statements and the independent audit thereof, the Audit Committee is responsible for the selection, evaluation and, where deemed appropriate, replacement of the independent registered public accounting firm, and for the evaluation of the independence of the independent registered public accounting firm. The Audit Committee is also responsible for the oversight of our Compliance Program and Standards of Ethical Business Conduct. See “Audit Committee Matters—Audit Committee Report.”

A copy of the Audit Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab.

The Audit Committee met 11 times during 2006. At six of the eleven meetings, the Audit Committee met separately with management, the senior vice president of internal audit and the independent registered public accounting firm.

The current members of the Audit Committee are: Warren Y. Jobe (Chairperson), Victor S. Liss, William G. Mays, Ramiro G. Peru and George A. Schaefer, Jr. The Board has determined that each of the members of the Audit Committee is “independent” as defined by the rules of the SEC and the NYSE listing standards and that each of the members is an “audit committee financial expert” as defined by the SEC’s rules.

The Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to compensation and benefits provided to our executive officers (which are to be determined by the Compensation Committee in its sole discretion) and other employees (except to the extent delegated by the Board to another committee of the Board). One of the duties and responsibilities of the Compensation Committee is to set the compensation level of the CEO and other executive officers based on an evaluation of the executive’s performance in light of our goals and objectives. The Compensation Committee may take into consideration when setting the compensation levels of the executive officers (other than the CEO) any recommendations of the CEO with respect to the other executive officers. In addition, the Compensation Committee has directly engaged Watson Wyatt Worldwide (“Watson Wyatt”), an outside compensation consultant, to assist in the evaluation of CEO and executive officers compensation, as authorized under its charter. The consultant reports directly to the Compensation Committee. The consultant regularly participates in Committee meetings and advises the Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards. The Compensation Committee also engaged Frederic W. Cook & Co., Inc. (“Frederic W. Cook”), an outside compensation consultant, to assist in the evaluation of executive officers compensation during the first quarter of 2006.

A copy of the Compensation Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab.

The Compensation Committee met eight times during 2006. At six of the eight meetings, the Committee met in executive session without management.

The current members of the Compensation Committee are: William J. Ryan (Chairperson), Sheila P. Burke, Jane G. Pisano, Senator Donald W. Riegle, Jr., and Jackie M. Ward. All members of the Compensation Committee are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), “non-employee directors” within the meaning of Section 16b-3 of the Securities Exchange Act of 1934 and “independent” within the meaning of the NYSE listing standards.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members was involved in a relationship requiring disclosure as an interlocking director, or under Item 404 of Regulation S-K, or as our former officer or associate.

The Governance Committee

The Governance Committee assists the Board in discharging its responsibilities relating to Board composition, director compensation and corporate governance by identifying and recommending individuals for nomination as members of the Board, recommending to the Board the overall director compensation policy and developing and recommending to the Board a set of corporate governance guidelines. The Governance Committee has directly engaged Mercer Human Resource Consulting, Inc. (“Mercer”), an outside compensation consultant, to assist in the evaluation of director compensation, as authorized under its charter. Mercer reports directly to the Governance Committee. Mercer advised the Committee with respect to director compensation trends and best practices, plan design and the reasonableness of director compensation.

A copy of the Governance Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab.

The Governance Committee met six times during 2006. At five of the six meetings, the Committee met in executive session without management.

The current members of the Governance Committee are: Jackie M. Ward (Chairperson), Susan B. Bayh, William H.T. Bush, Julie A. Hill, Senator Donald W. Riegle, Jr. and John E. Zuccotti. The Board has determined that each of the members of the Governance Committee is “independent” as defined by the NYSE listing standards.

Shareholder Nominees

The policy of the Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Governance Committee must include the nominee’s name and qualifications for Board membership and must be addressed to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204.

For a description of the requirements regarding shareholder nominations and other proposals at annual meetings, see “Shareholder Proposals and Nominations for Next Year’s Annual Meeting” on page 3.

Director Qualifications

The Governance Committee will look for candidates who possess qualifications that meet our strategic needs; possess high personal values, judgment and integrity; have an understanding of our business and the regulatory and policy environment in which we operate; and have diverse experiences in key business, financial and other challenges that face a publicly held health benefits company. In particular, the Governance Committee will look for candidates with special and diverse experience in areas such as management of public companies, entrepreneurial companies, and large companies, investment banking and banking industry experience, health care industry experience, public relations and mass marketing experience, accounting and audit experience, clinical health experience and technology and e-commerce experience. The candidates should be committed to enhancing shareholder value, should have sufficient time to carry out their duties and should be able to provide insight and practical wisdom based on experience to represent the interests of all shareholders. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform all director duties responsibly. The foregoing qualifications will be applied by the Governance Committee to all candidates for nominees, including candidates submitted by shareholders.

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers, subject to the restrictions in our by-laws, whether the vacancy should be filled and if so, various potential candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, management, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year. As described above, the Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for our annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Governance Committee. The Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.

The Planning Committee

The Planning Committee assists the Board in discharging its responsibilities related to various strategic issues, such as our long-term plans, mergers and acquisitions, emerging trends and emerging technology.

A copy of the Planning Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab.

The Planning Committee met five times during 2006.

The current members of the Planning Committee are: William H.T. Bush (Chairperson), Lenox D. Baker, Jr., M.D., Julie A. Hill and Jane G. Pisano.

The Executive Committee

Between meetings of the Board, the Executive Committee has and may exercise the powers and authority of the full Board. The Executive Committee assists the Board in discharging its responsibilities related to an emergency and long-term succession plan for our CEO and executive officers.

A copy of the Executive Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab.

The Executive Committee met six times during 2006.

The current members of the Executive Committee are: Larry C. Glasscock (Chairperson), William H.T. Bush, Warren Y. Jobe, William J. Ryan and Jackie M. Ward.

Communications with the Board

Individuals may communicate with the Board by submitting an e-mail to our Board at boardofdirectors@wellpoint.com. Communications that are intended specifically for non-management directors or any individual director should be sent to the e-mail address above to the attention of the Presiding Director. Individuals may also communicate with the Board by submitting a letter to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204.

In addition, individuals may communicate with the Chairperson of the principal committees by submitting an e-mail to:

Chairperson of the Audit Committee: auditchair@wellpoint.com

Chairperson of the Compensation Committee: compensationchair@wellpoint.com

Chairperson of the Governance Committee: governancechair@wellpoint.com

The process for collecting and organizing security holder communications, as well as similar or related activities, has been approved by a majority of the independent directors. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	spam;

•	junk mail and mass mailings;

•	medical claims inquiries;

•	new product suggestions;

•	resumes and other forms of job inquiries;

•	surveys; and

•	business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any such unsuitable communication must be made available to any non-management director upon request.

Board Attendance at Annual Meeting of Shareholders

Our policy is that Board members attend each annual meeting of shareholders. All members of the Board at the time attended the 2006 annual meeting of shareholders, except for Messrs. Peru and Zuccotti who were unable to attend.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

Policy

The Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving us and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of our outstanding common stock). The policy covers any related person transaction that involves amounts exceeding $100,000 in any calendar year and in which a related person has a direct or indirect material interest.

Related person transactions must be approved or ratified by the Governance Committee of the Board. In considering the transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The policy includes several categories of standing pre-approved transactions, including, but not limited to, transactions involving competitive bids, certain banking-related services and certain transactions involving amounts not in excess of the greater of $1 million or 2% of the other company’s total annual gross revenues. The Governance Committee will periodically review and assess the on-going transactions to ensure compliance with the Governance Committee’s guidelines and that the transactions remain appropriate.

Current Transactions

Dr. Lenox D. Baker, Jr., a member of our Board, is a cardiac and thoracic surgeon and is the President of Mid-Atlantic Cardiothoracic Surgeons, Ltd., which is a provider in our network. Dr. Baker is one of nine doctors associated with Mid-Atlantic Cardiothoracic Surgeons, Ltd. For the years ended December 31, 2005 and 2006, we made payments in the amount of approximately $1,155,050 and $1,053,037, respectively, to this practice for reimbursement of claims. The Governance Committee approved and continues to monitor this arrangement consistent with the above policy.

In the ordinary course of business, we may, from time to time, engage in transactions with other corporations or financial institutions whose officers or directors are also our directors. Transactions with such corporations and financial institutions are conducted on an arm’s length basis, and in 2006, such transactions did not impair the independence of our independent directors. In 2006, all of these transactions were deemed to be pre-approved by the Governance Committee consistent with the above policy.

STANDARDS OF ETHICAL BUSINESS CONDUCT

We have adopted Standards of Ethical Business Conduct (the “Code”) for our directors, management and other associates. The purpose of the Code is to focus on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and integrity. The Code is posted on our website at www.wellpoint.com under the Corporate Governance tab, and is available in print upon request to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204.

Everyone is expected to act in accordance with the requirements of the Code. Waivers of the Code for any director, our Chief Executive Officer, our Chief Financial Officer and our other executive officers may only be made by the Board or by a Board committee composed of independent directors. Any such waiver and any amendment to the Code will be posted on our website at www.wellpoint.com under the Corporate Governance tab and otherwise disclosed as required by law. During fiscal year 2006, there were no waivers of the Code for any of our directors, our Chief Executive Officer, our Chief Financial Officer or any of our other executive officers.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

2006 Compensation to Non-Employee Directors(1)

Name	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(3)	All Other Compensation ($)(4)		Total ($)
Lenox D. Baker, Jr., M.D.	$73,556		$249,944	$2,757		$326,257
Susan B. Bayh	$74,306		$249,944	$0		$324,250
Sheila P. Burke	$74,556		$319,534	$1,291		$395,381
William H.T. Bush	$104,369		$319,534	$2,813		$426,716
Julie A. Hill	$78,806		$319,534	$546		$398,886
Warren Y. Jobe	$108,806		$319,534	$395		$428,735
Victor S. Liss	$86,306		$249,944	$22,390	(5)	$358,640
L. Ben Lytle(6)	$0		$0	$6,354		$6,354
William G. Mays	$84,056	(7)	$249,944	$2,480		$336,480
Ramiro G. Peru	$84,056		$340,447	$1,084		$425,587
Jane G. Pisano	$84,056		$319,534	$7,234		$410,824
Donald W. Riegle, Jr.	$84,806	(8)	$249,944	$989		$335,739
William J. Ryan	$87,556		$249,944	$0		$337,500
George A. Schaefer, Jr.	$83,056		$249,944	$1,147		$334,147
Jackie M. Ward	$104,556	(9)	$249,944	$0		$354,500
John E. Zuccotti	$65,261		$374,989	$0		$440,250

(1)

Employee directors do not receive any compensation for their service as a director. The 2006 compensation of Mr. Glasscock as our employee is shown in the Summary Compensation Table on page 39. Mr. Glasscock will receive additional compensation as our non-executive Chairman of the Board effective June 1, 2007. See “—Compensation of the Chairman of the Board.”

(2)

In addition to annual board and committee chair retainer fees, includes $55.90 paid in cash to each non-employee director, other than Mr. Zuccotti whose amount includes $10.98, which represents cash payments in lieu of issuing fractional shares in connection with the annual grant of shares of our common stock received on the date of our annual meeting of shareholders.

(3)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”) with respect to stock awards held by each non-employee director. During 2006, each non-employee director received 3,430 shares for the annual retainer grant of shares of our common stock on the date of our annual meeting of shareholders (May 16, 2006), receipt of which was deferred pursuant to the WellPoint Board of Directors’ Deferred Compensation Plan (the “Board Deferred Compensation Plan”). Mr. Zuccotti also received 1,716 shares of our common stock as a new director one-time stock grant on the date of our annual meeting in 2006, receipt of which was deferred pursuant to the Board Deferred Compensation Plan. The amounts in this column include the FAS 123R cost recognized in 2006 for equity grants to Ms. Burke, Mr. Bush, Ms. Hill, Mr. Jobe, Mr. Peru and Ms. Pisano made prior to 2006 by WellPoint Health Networks Inc. See also “—Board Equity Compensation and Stock Ownership Guidelines.”

The grant date fair value for the 2006 stock awards is calculated by multiplying the closing price of our common stock on the NYSE on the date of grant by the number of shares in the stock award, and equals $249,944 for all of our non-employee directors other than Mr. Zuccotti. The grant date fair value for the 2006 stock awards granted to Mr. Zuccotti equals $374,989.

As of December 31, 2006, each non-employee director had the following aggregate number of deferred shares accumulated in their deferral accounts and stock options, respectively, for all years of service as a director: Lenox D. Baker, Jr., M.D.: 7,122 and 40,000; Susan B. Bayh: 7,122 and 3,334; Sheila P. Burke: 7,210 and 99,200; William H.T. Bush: 7,122 and 74,800; Julie A. Hill: 7,210 and 45,628; Warren Y. Jobe: 7,122 and 16,232; Victor S. Liss: 7,674 and 20,000; William G. Mays, 7,674 and 50,000; Ramiro G. Peru:

7,122 and 33,947; Jane G. Pisano: 7,122 and 24,216; Senator Donald W. Riegle, Jr.: 7,674 and 15,000; William J. Ryan: 7,122 and 50,000; George A. Schaefer, Jr.: 7,122 and 50,000; Jackie M. Ward: 7,674 and 40,000; and, John E. Zuccotti: 5,146 and 2,695. These deferred shares for each director are included in the Security Ownership of Certain Beneficial Owners and Management table beginning on page 15.

(4)

Represents the tax gross-up payments for spousal travel to company events in 2006, 2005 and 2004; beginning in 2007, we will no longer make tax gross-up payments to directors for their spouses’ travel to company events.

(5)	Includes $21,678 paid to Mr. Liss pursuant to the Board Deferred Compensation Plan.

(6)	Mr. Lytle resigned from the Board on January 19, 2006.

(7)	All of Mr. Mays’ 2006 compensation was deferred by him pursuant to the Board Deferred Compensation Plan other than the $55.90 paid in cash in lieu of a fractional share.

(8)	Of this amount, $16,875 ($10,000 in retainer fees and $6,875 in Board and committee meeting fees) was deferred by Senator Riegle pursuant to the Board Deferred Compensation Plan.

(9)	All of Ms. Ward’s 2006 compensation was deferred by her pursuant to the Board Deferred Compensation Plan, other than the $55.90 paid in cash in lieu of a fractional share.

The compensation of our non-employee directors is paid in the form of an annual retainer, meeting and chair fees and stock-based awards. During 2006, with the exception of Mr. Lytle who resigned on January 19, 2006, each non-employee director received:

•	an annual cash retainer fee of $50,000, paid in advance in four equal quarterly installments;

•	an annual stock retainer fee of $250,000 as described under “—Board Equity Compensation and Stock Ownership Guidelines”;

•	an additional annual cash retainer of $15,000 for the chairperson of the Audit Committee, paid in advance;

•	an additional annual cash retainer of $10,000 for the chairperson of the other committees, paid in advance;

•	a meeting fee of $2,000 cash for attendance at each Board meeting held in person;

•	a meeting fee of $1,000 cash for participation in each Board meeting held telephonically unless otherwise specified;

•	a meeting fee of $2,000 cash for attendance at each Audit Committee meeting held in person;

•	a meeting fee of $1,000 cash for participation in each Audit Committee meeting held telephonically unless otherwise specified;

•	a meeting fee of $1,500 cash for attendance at each other committee meeting held in person;

•	a meeting fee of $750 cash for participation in each other committee meeting held telephonically unless otherwise specified; and

•	an annual physical examination paid for by us.

In addition, all directors were reimbursed for expenses incurred in connection with attendance at and/or participation in any Board and committee meetings.

In 2006, Mr. Zuccotti also received a new director one-time stock grant of 1,716 shares, as described under “—Board Equity Compensation and Stock Ownership Guidelines”.

WellPoint Board of Directors’ Deferred Compensation Plan

Cash fees paid to directors may be deferred under the Wellpoint Board of Directors’ Deferred Compensation Plan (the “Board Deferred Compensation Plan”), which provides a method of deferring payment until a date selected by the director. Cash fees deferred accrue interest at a declared interest rate, which is determined on January 1 of each year and is the average of the 10-year U.S. Treasury Note monthly average rates for the 12-month period ending on September 30 of the previous year, plus 150 basis points, but not to exceed 120% of the applicable federal long-term rate, with compounding. Fees paid to directors in our common stock may also be deferred under the Board Deferred Compensation Plan. Stock deferred under the Board Deferred Compensation Plan is distributed in stock.

Board Equity Compensation and Stock Ownership Guidelines

As approved on February 2, 2005, each non-employee director receives, subject to the deferral described below, an annual grant, on the date of our annual meeting of shareholders, of the number of shares of our common stock equal to five times the annual Board cash retainer fee, based on the closing price of our common stock as reported on the NYSE on the date of grant. In 2006, each then non-employee director received 3,430 shares based on the market price of $72.87 per share pursuant to this grant. In addition, each new non-employee director receives, on the date of the first annual meeting of shareholders held after his or her election and subject to the deferral described below, a grant of the number of shares of our common stock equal to 2.5 times the annual Board cash retainer fee, based on the closing price of our common stock as reported on the NYSE on the date of grant. Each such annual and initial grant of common stock is deferred for a minimum of five years from the date of grant, in accordance with the terms of the Board Deferred Compensation Plan. The shares of common stock will not be distributed to the directors until the earlier of the expiration of such deferral period or the date on which a director ceases to be a member of the Board.

In addition, each director has an obligation to own five times the annual Board cash retainer fee in our common stock at the end of a five-year period commencing on the later of the date such director became a member of the Board or May 3, 2002. For 2006, the annual Board cash retainer fee was $50,000, so the obligation for each director is to own $250,000 in our common stock by the applicable time.

Compensation of the Chairman of the Board

On February 26, 2007, we announced that Larry C. Glasscock will be retiring as our President and Chief Executive Officer on June 1, 2007. Angela F. Braly, our current Executive Vice President, General Counsel and Chief Public Affairs Officer, will succeed Mr. Glasscock as our President and Chief Executive Officer. Mr. Glasscock will continue to serve the Board as its non-executive Chairman, in accordance with the succession plan approved by the Board.

In his capacity as non-executive Chairman of the Board, Mr. Glasscock will be eligible to receive the compensation paid to other non-employee directors as set forth above and will be paid an additional retainer of (1) $437,500 for the period of his service as non-executive Chairman during calendar year 2007, provided that he will not be eligible for director equity grants for 2007, (2) $500,000 for service as non-executive Chairman for calendar year 2008, and (3) $250,000 per year for such service thereafter, taking into consideration the additional time and commitments attendant to the duties of this position.

Matching Gift Program

Directors are eligible to participate in the WellPoint Foundation matching gift program. Under this program, the foundation matches 100% of charitable donations to qualified entities up to a maximum of $10,000 per year for each director.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 31, 2007, the number of shares of our common stock beneficially owned by:

•	each of our directors,

•

each of our CEO, CFO and five other most highly compensated executive officers during 2006, two of whom were not executive officers as of December 31, 2006 (collectively, the “Named Executive Officers”),

•	all directors and executive officers as a group, and

•	each person known by us to own beneficially more than five percent of our common stock.

Except as otherwise indicated below, each individual owns such shares of common stock directly with sole investment and sole voting power. The table includes shares that may be purchased pursuant to stock options that are exercisable within 60 days of January 31, 2007.

Name	Position	Number of Shares Owned		Number of Shares Supplementally Owned(1)	Total Number of Shares Beneficially Owned	Percent of Class (if more than 1%)
Larry C. Glasscock	Chairman of the Board, President and Chief Executive Officer	1,303,697	(2)	77,362	1,381,059	*
Lenox D. Baker, Jr., M.D	Director	109,295	(3)	7,122	116,417	*
Susan B. Bayh	Director	1,430		7,122	8,552	*
Sheila P. Burke	Director	121,800	(4)	7,210	129,010	*
William H.T. Bush	Director	90,046	(5)	7,122	97,168	*
Julie A. Hill	Director	71,016	(6)	7,210	78,226	*
Warren Y. Jobe	Director	20,750	(7)	7,122	27,872	*
Victor S. Liss	Director	17,544	(8)	7,674	25,218	*
William G. Mays	Director	47,744	(9)	7,674	55,418	*
Ramiro G. Peru	Director	39,214	(10)	7,122	46,336	*
Jane G. Pisano	Director	39,680	(11)	7,122	46,802	*
Donald W. Riegle, Jr.	Director	12,544	(12)	7,674	20,218	*
William J. Ryan	Director	20,096	(13)	7,122	27,218	*
George A. Schaefer, Jr.	Director	48,096	(14)	7,122	55,218	*
Jackie M. Ward	Director	89,624	(15)	7,674	97,298	*
John E. Zuccotti	Director	7,866	(16)	5,146	13,012	*
David C. Colby	Vice Chairman, Chief Financial Officer and Executive Vice President	2,310,093	(17)	54,793	2,364,886	*
Joan E. Herman	President and CEO Specialty, Senior and State Sponsored Business and Executive Vice President	275,042	(18)	44,144	319,186	*
Alice F. Rosenblatt	Executive Vice President, Integration and Information Management Officer and Chief Actuary	350,008	(19)	35,998	386,006	*
John S. Watts, Jr.	Group Vice President, President and CEO Commercial and Consumer Business and Executive Vice President	256,524	(20)	64,350	320,874	*

Name	Position	Number of Shares Owned		Number of Shares Supplementally Owned(1)	Total Number of Shares Beneficially Owned	Percent of Class (if more than 1%)
Keith R. Faller	Former Executive Vice President, President and CEO Central Region	145,375	(21)	26,991	172,366	*
Michael A. Stocker, M.D	Former Executive Vice President, President and CEO East Region	42,009	(22)	41,667	83,676	*
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071(23)		38,484,860		N/A	38,484,860	6.2%
AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104(24)		55,013,420		N/A	55,013,420	8.9%
All directors and executive officers as a group (27 persons)		5,976,108	(25)	734,653	6,710,761	1.1%

*	Less than 1%

(1)

For Named Executive Officers, this number represents shares of restricted stock that had not yet vested as of January 31, 2007. The Named Executive Officers have voting but not investment power over the shares of restricted stock shown as supplementally owned by them. For directors and other executive officers, this number represents unvested restricted stock and/or stock compensation deferred by the individual pursuant to our deferred compensation plans. The directors and executive officers do not have voting or investment power over the shares of our common stock that have been deferred.

(2)	Includes currently exercisable options to purchase 1,133,331 shares of our common stock.

(3)	Includes currently exercisable options to purchase 36,666 shares of our common stock.

(4)	Includes currently exercisable options to purchase 99,200 shares of our common stock.

(5)	Includes currently exercisable options to purchase 74,800 shares of our common stock.

(6)	Includes currently exercisable options to purchase 45,628 shares of our common stock.

(7)	Includes currently exercisable options to purchase 16,232 shares of our common stock.

(8)	Includes currently exercisable options to purchase 16,666 shares of our common stock.

(9)	Includes currently exercisable options to purchase 46,666 shares of our common stock.

(10)	Includes currently exercisable options to purchase 33,947 shares of our common stock.

(11)	Includes currently exercisable options to purchase 24,216 shares of our common stock.

(12)	Includes currently exercisable options to purchase 11,666 shares of our common stock.

(13)	Includes currently exercisable options to purchase 16,666 shares of our common stock.

(14)	Includes currently exercisable options to purchase 46,666 shares of our common stock.

(15)	Includes currently exercisable options to purchase 36,666 shares of our common stock and 108 shares owned by Ms. Ward’s spouse.

(16)	Includes currently exercisable options to purchase 2,695 shares of our common stock.

(17)	Includes currently exercisable options to purchase 2,016,655 shares of our common stock and 1,823 shares held in Mr. Colby’s 401(k) Plan account.

(18)	Includes currently exercisable options to purchase 191,289 shares of our common stock and 64,934 shares held by the Herman-Rasiej Trust, of which Ms. Herman is a co-trustee and beneficiary.

(19)

Includes currently exercisable options to purchase 273,035 shares of our common stock, 831 shares held in Ms. Rosenblatt’s
401(k) Plan account and 58,207 shares held in a trust of which Ms. Rosenblatt is a co-trustee and beneficiary.

(20)	Includes currently exercisable options to purchase 182,479 shares of our common stock.

(21)	Includes currently exercisable options to purchase 96,109 shares of our common stock and 3,115 shares held in Mr. Faller’s 401(k) Plan account.

(22)	Includes currently exercisable options to purchase 41,490 shares of our common stock.

(23)

The amount shown and the following information was provided by Capital Research and Management Company pursuant to a Schedule 13G/A filed with the SEC on February 12, 2007, indicating beneficial ownership as of December 29, 2006. Capital Research and Management Company is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has indicated that it has sole dispositive power with respect to, and is deemed to be the beneficial owner of, our common stock as a result of acting as an investment adviser to various investment companies.

(24)

The amount shown and the following information was provided by AXA Financial, Inc. and certain of its affiliates pursuant to a Schedule 13G/A filed with the SEC on February 13, 2007, indicating beneficial ownership as of December 31, 2006. The shares listed include (1) 3,946 shares beneficially owned by AXA Investment Managers Paris (France); (2) 14,044 shares beneficially owned by AXA Investment Managers Den Haag; (3) 50,327 shares beneficially owned by AXA Rosenberg Investment Management LLC; (4) 9,000 shares beneficially owned by AXA Framlington; (5) 54,150,551 shares beneficially owned by AllianceBernstein L.P.; and (6) 785,552 shares beneficially owned by AXA Equitable Life Insurance Company. AXA Financial, Inc. has sole voting power with respect to 34,700,236 shares and sole dispositive power with respect to 54,935,743 shares.

(25)	Includes currently exercisable options to purchase 4,893,734 shares of our common stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board currently consists of 16 directors divided into three classes, with two classes containing five directors each and one class containing six directors. The term of one class of directors expires each year. Generally, each director serves until the annual meeting of shareholders held in the year that is three years after such director’s election and until such director’s successor is elected and has qualified.

Six directors are to be elected at the annual meeting, each to hold office for a term to expire at the 2010 annual meeting of shareholders and until his or her successor is elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Sheila P. Burke, Victor S. Liss, Jane G. Pisano, George A. Schaefer, Jr., Jackie M. Ward and John E. Zuccotti. Each of the nominees for director is presently a director, has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person. Each of the nominees for director was previously elected by our shareholders to serve on our Board, or by the shareholders of WellPoint Health Networks Inc. (“WHN”) in the case of Ms. Burke and Ms. Pisano, or by the shareholders of WellChoice in the case of Mr. Zuccotti, each of whom was appointed to our Board in connection with our merger with or acquisition of those companies.

Vote Required

Election of directors will be determined by the vote of a plurality of the votes cast on such election.

Recommendation

The Board of Directors recommends a vote FOR re-election as directors of Sheila P. Burke,

Victor S. Liss, Jane G. Pisano, George A. Schaefer, Jr., Jackie M. Ward and John E. Zuccotti.

Unless otherwise indicated below, the principal occupation of each director or nominee has been the same for the last five years. There is no family relationship between any of our directors or executive officers. The ages listed below for each director or nominee are as of April 1, 2007.

NOMINEES FOR DIRECTOR

Three-year term to expire at the Annual Meeting of Shareholders in 2010

Sheila P. Burke, age 56, has been a director of the Company since November 2004. Ms. Burke served on the former board of directors of WHN from April 1997 until WHN’s merger with us in November 2004. Ms. Burke currently is the Smithsonian Institution Deputy Secretary and Chief Operating Officer. She joined the Smithsonian Institution in July 2000, as the Undersecretary for American Museums and National Programs. Ms. Burke is an adjunct faculty member of Georgetown University Public Policy Institute, serves as an adjunct lecturer at the John F. Kennedy School of Government at Harvard University and is a fellow of the school’s Malcolm Wiener Center for Social Policy. From December 1996 until July 2000, Ms. Burke served as an Executive Dean and lecturer on public policy at the John F. Kennedy School of Government, Harvard University. Ms. Burke served as the chief of staff to former Senate Majority Leader Bob Dole from 1986 to 1996 and was elected to serve as secretary of the Senate in 1995. Ms. Burke currently serves as a member of the board of trustees of the University of San Francisco and the American Board of Internal Medicine Foundation and serves as a member of the board of the Kaiser Family Foundation. She is a member of the Medicare Payment Advisory Commission (MedPAC); the Kaiser Commission on the Future of Medicaid and Uninsured; the National Advisory Council at the Center for State Health Policy; and the Institute of Medicine. She also is a director of The Chubb Corporation (property and casualty insurance).

Victor S. Liss, age 70, has been a director of the Company since 2001 and a director of Anthem Insurance Companies, Inc. (“Anthem Insurance”) from 1997 to May 2003. He was President, Chief Executive Officer, and Vice Chairman of Trans-Lux Corporation (electronics) from 1992 until his retirement in April 2002. Mr. Liss continues to serve as Vice Chairman of the board of directors of Trans-Lux Corporation and is a director of Honey Hill Care Center (nursing care facility), an advisory board member of Sacred Heart University and is Chairman of the Trustees of Norwalk Hospital in Norwalk, Connecticut. He is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Connecticut and New York state CPA societies.

Jane G. Pisano, Ph.D., age 62, has been a director of the Company since November 2004. Dr. Pisano served on the former WHN board of directors from June 2002 until WHN’s merger with us in November 2004. Since November 2001, Dr. Pisano has been President and Director of The Natural History Museum of Los Angeles County. From 1998 until November 2001, she was the Senior Vice President, External Relations of the University of Southern California. From 1994 to 1998, she served as the Vice President, External Relations of the University of Southern California and, from 1991 until 1998, she was the Dean of the University of Southern California’s School of Public Administration. She also serves as the President of the John Randolph Haynes and Dora Haynes Foundation.

George A. Schaefer, Jr., age 61, has been a director of the Company since 2001 and a director of Anthem Insurance from 1995 to May 2003. He has been Chief Executive Officer of Fifth Third Bancorp since 1990 and will retire from such position on April 17, 2007. Mr. Schaefer is the Chairman of the Board of Fifth Third Bancorp and will continue in such role following his retirement as Chief Executive Officer. He is also a director or trustee of Ashland, Inc. (petroleum and chemical business), Kenton County Airport, the Cincinnati Institute of Fine Arts and the Health Alliance of Greater Cincinnati.

Jackie M. Ward, age 68, has been a director of the Company since 2002 and a director of Anthem Insurance from 2002 to May 2003. Ms. Ward served on the former Trigon Healthcare, Inc. board of directors from 1993 until its merger with us in July 2002. She was a founder and served as President, Chief Executive Officer and Chairman of Atlanta-based Computer Generation Incorporated (software developer) (“CGI”) from 1970 to 2000. Since December 2000, Ms. Ward has served as the retired Chief Executive Officer of Intec Telecom Systems PLC (telecom software), which purchased CGI. Ms. Ward is a director of Bank of America Corporation, Equifax, Inc. (information management), Flowers Foods, Inc. (distribution), Sanmina-SCI Corporation (electronics manufacturing services) and SYSCO Corporation (food distribution).

John E. Zuccotti, age 69, has been a director of the Company since December 2005. Mr. Zuccotti served on the former WellChoice board of directors from August 2002 until WellChoice’s acquisition by us in December 2005. Mr. Zuccotti also served as a director of Empire HealthChoice, Inc., an affiliate of WellChoice, from October 1999 until November 2002. Mr. Zuccotti has been Chairman of Brookfield Properties Corp., a real estate development company, since 1997. Since 1998, Mr. Zuccotti has also been of Counsel in the real estate department of Weil, Gotshal & Manges LLP. Mr. Zuccotti serves on the boards of seven of the Dreyfus funds of the Dreyfus Investment Corporation. He also is a director of the Doris Duke Foundation, New York Bank & Trust, the New York Visiting Nurse Service and Columbia University.

DIRECTORS CONTINUING IN OFFICE

Term expiring at the Annual Meeting of Shareholders in 2008

William H.T. Bush, age 68, has been a director of the Company since November 2004. Mr. Bush served on the former WHN board of directors from January 2002 until WHN’s merger with us in November 2004. Mr. Bush had been elected a director of WHN upon completion of its merger with RightCHOICE Managed Care, Inc., where Mr. Bush had served as a director from April 1994 to January 2002. He served on the Blue Cross Blue Shield of Missouri board of directors from 1989 to 1994. Mr. Bush is the Chairman of the Board of Bush-O’Donnell & Company, Inc. of St. Louis (an investment management and financial advisory firm), which he founded in 1986. Prior to 1986, Mr. Bush served as President and as a director of The Boatmen’s National Bank of St. Louis. Mr. Bush is a director of Maritz, Inc. (performance improvement, travel and management research) and the Lord Abbett Family of Mutual Funds (mutual funds). He is also a director of the St. Louis Community Foundation and the Regional Business Council.

Warren Y. Jobe, age 66, has been a director of the Company since November 2004. Mr. Jobe served on the former WHN board of directors from March 2001 until WHN’s merger with us in November 2004. Mr. Jobe was elected a director of WHN upon completion of its merger with Cerulean Companies, Inc. (“Cerulean”) in 2001. Mr. Jobe served as a director of Cerulean and Blue Cross and Blue Shield of Georgia, Inc. from April 1999 to March 2001. He is retired. Mr. Jobe was Senior Vice President of Southern Company responsible for Corporate Development from 1998 until 2001. Mr. Jobe was Executive Vice President and Chief Financial Officer of Georgia Power Company from 1982 to 1998, during which time he was also a member of its board of directors. Mr. Jobe is a director of UniSource Energy Corporation (an electric and gas utility holding company) and HomeBanc Corp. (residential mortgage company) and is trustee of STI Classic Funds (mutual funds). He also is a member of the board of trustees of Oglethorpe University and a trustee for the Tull Charitable Foundation. He is a certified public accountant and a member of the American Institute of Certified Public Accountants.

William G. Mays, age 61, has been a director of the Company since 2001 and a director of Anthem Insurance from 1993 to May 2003. He has been President and Chief Executive Officer of Mays Chemical Company, Inc. (chemical distribution) since 1980. Mr. Mays is a director of Vectren Corporation (gas and electric utility) and First Indiana Corporation (bank holding company). He is also a director of United Way of Central Indiana, the Indiana University Foundation, the Indianapolis Chamber of Commerce, Central Indiana Corporate Partnership and the National Minority Supplier Development Council.

Senator Donald W. Riegle, Jr., age 69, has been a director of the Company since 2001 and a director of Anthem Insurance from 1999 to May 2003. In April 2001, he joined APCO Worldwide (communications consulting) as Chairman of APCO Government Affairs. From 1995 to 2001, he was Deputy Chairman of Shandwick International (global communications). He served in the U.S. Senate from 1976 through 1994 and in the U.S. House of Representatives from 1967 through 1975. Senator Riegle is a director of Rx Optical (eye care and visual products) and Stillwater Mining Company (mining company).

William J. Ryan, age 63, has been a director of the Company since 2001 and a director of Anthem Insurance from 2000 to May 2003. Mr. Ryan served as Chairman of the Board of the former Blue Cross Blue Shield of Maine until its acquisition by us in 2000. He has served as Chairman of TD Banknorth Inc. since 1990 and served as President of TD Banknorth Inc. from 1990 to March 2007. Mr. Ryan is a director of UnumProvident Corporation (life, long-term care and supplemental insurance company). He also serves as a trustee of Colby College and the Libra Foundation. Mr. Ryan is also on the board of advisors at the University of New England and is a member of the Federal Reserve Advisory Council.

Term expiring at the Annual Meeting of Shareholders in 2009

Lenox D. Baker, Jr., M.D., age 65, has been a director of the Company since 2002 and a director of Anthem Insurance from 2002 to May 2003. Dr. Baker had served on the former Trigon Healthcare, Inc. board of directors from 1985 until its merger with us in July 2002. He is a cardiac and thoracic surgeon, and has been President of Mid-Atlantic Cardiothoracic Surgeons, Ltd. since 1979. Dr. Baker is a trustee of Johns Hopkins University and a member of the board of trustees of Johns Hopkins Medicine (which includes Johns Hopkins Hospital and Health System).

Susan B. Bayh, age 47, has been a director of the Company since 2001 and a director of Anthem Insurance from 1998 to May 2003. Ms. Bayh was a Distinguished Visiting Professor in the College of Business Administration at Butler University from 1994 until 2004. She was a member of the International Joint Commission between the United States and Canada from 1994 to 2001. Ms. Bayh is a director of Dendreon Corporation (biotechnology), Curis, Inc. (biomedical), Emmis Communications Corporation (telecommunications), Nastech Pharmaceutical Company Inc. (biopharmaceutical company) and Dyax Corporation (biopharmaceutical company).

Larry C. Glasscock, age 58, has served as our Chairman of the Board since November 2005, as our President and Chief Executive Officer and as a director of the Company since 2001 and as President and Chief Executive Officer and a director of Anthem Insurance since 1999. On June 1, 2007, Mr. Glasscock will retire as our President and Chief Executive Officer but will continue to serve as our Chairman of the Board. He joined Anthem Insurance in April 1998 as Senior Executive Vice President and Chief Operating Officer. He was named President and Chief Operating Officer in April 1999 and Chief Executive Officer in October 1999. Mr. Glasscock also served as our Chairman of the Board from May 2003 until the WHN merger in November 2004. Prior to joining Anthem Insurance, Mr. Glasscock served as Chief Operating Officer of CareFirst, Inc. (not-for-profit health benefits company) from January 1998 to April 1998. Mr. Glasscock was President and Chief Executive Officer of Group Hospitalization and Medical Services, Inc., which did business as Blue Cross Blue Shield of the National Capital Area, from 1993 to January 1998 and oversaw its affiliation with Blue Cross Blue Shield of Maryland. Prior to moving to the health insurance industry, he held various executive positions in the banking industry. Mr. Glasscock is a director of Zimmer Holdings, Inc. (orthopaedic industry).

Julie A. Hill, age 60, has been a director of the Company since November 2004. Ms. Hill served on the former WHN board of directors from March 1994 until WHN’s merger with us in November 2004. Ms. Hill has been an independent business consultant since December 2003. Since December 2002, she has been the owner of the Hill Company. From December 1998 to December 2002, Ms. Hill was the President and owner of Hiram-Hill Development Company (residential real estate development firm). Ms. Hill was President and Chief Executive Officer of Costain Homes Inc. (home builder) (“Costain”) from January 1991 until November 1998. During 1998, Ms. Hill also served as Chairperson of the Board of Costain. Ms. Hill is also a director of Lend Lease, Ltd.

(international retail and residential property group) and Lord Abbett Family of Mutual Funds (mutual funds). She also serves on the Paul Merage School of Business Board, University of California at Irvine and the Orange County Community Foundation Board.

Ramiro G. Peru, age 51, has been a director of the Company since November 2004. Mr. Peru served on the former WHN board of directors from May 2003 until WHN’s merger with us in November 2004. Mr. Peru is Executive Vice President and Chief Financial Officer of Phelps Dodge Corporation (mining and manufacturing) (“Phelps Dodge”). Mr. Peru joined Phelps Dodge in 1979 and has held various finance and accounting positions with Phelps Dodge and its affiliates. Mr. Peru is currently a member of the National Board of Advisors for the Eller Graduate School of Management at the University of Arizona and a member of the board of directors of the University of Arizona Foundation.

PROPOSAL NO. 2

APPROVE MAJORITY VOTING FOR THE ELECTION OF DIRECTORS IN

NON-CONTESTED ELECTIONS

The Board recommends that shareholders approve an amendment to our articles of incorporation to change the voting standard for the election of directors from a plurality to a majority vote standard in non-contested elections.

The Indiana Business Corporation Law (“IBCL”) provides that, unless otherwise provided in a company’s articles of incorporation, directors are elected by a plurality of the votes cast. Our articles of incorporation are silent with respect to the voting standard required in director elections, so our directors are currently elected by a plurality vote; that is, a director nominee who receives the highest number of affirmative votes cast is elected, whether or not such votes constitute a majority.

In 2006, the Board, acting upon the recommendation of the Governance Committee, adopted a form of majority voting for non-contested director elections, implementing this policy through an amendment to our by-laws. Under this policy, directors continue to be elected by a plurality vote, but a director nominee who receives a greater number of “withhold” votes than “for” votes must immediately tender his or her resignation to the Board. The Governance Committee would then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the certification date of the election results.

To further strengthen our commitment to majority voting and enhance director accountability to our shareholders, the Board has authorized, and recommends that shareholders approve, an amendment to our articles of incorporation that would specify that director nominees in a non-contested election would be elected by a vote of the majority of votes cast with respect to the director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” such director. Pursuant to the amendment, shareholders also will be able to abstain with respect to the election of a director; however, abstentions will have no effect in determining whether the required affirmative majority vote has been obtained.

Under the IBCL, a standard other than plurality may be used only if it is specified in the articles of incorporation, and shareholders must approve this type of an amendment to the articles of incorporation. If the proposed amendment is approved, a new paragraph will be added to Article VI of our articles of incorporation that reads as follows:

“Section 6.8. Standard for Election of Directors by Shareholders. Except as otherwise set forth in this Article VI, each Director shall be elected by a vote of the majority of votes cast with respect to the Director at any shareholders meeting for the election of Directors at which a quorum is present, provided that if as of the record date for such meeting the number of Director nominees to be considered at the meeting exceeds the number of Directors to be elected, each Director shall be elected by a vote of the plurality of the shares represented in person or by proxy and entitled to vote on the election of Directors. For purposes of this Section, a majority of the votes cast means that the number of shares voted ‘for’ a Director must exceed the number of shares voted ‘against’ such Director.”

If approved, this amendment will become effective upon the filing of articles of amendment of our articles of incorporation with the Indiana Secretary of State. We would make such a filing promptly after the annual meeting if the amendment is approved.

Upon approval of this proposal and the filing of the articles of amendment, the Board will amend our by-laws to conform the director resignation policy to the majority vote standard, so that an incumbent director who did not receive the requisite affirmative majority of the votes cast for his or her re-election will tender his or her resignation to the Board. Under the IBCL, an incumbent director who is not re-elected continues to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors. Such a director remains on the Board as a “holdover” director until his or her position is filled by a subsequent shareholder vote or his or her earlier resignation or removal by a shareholder vote or by the Board. The Board will adopt the holdover director resignation policy to address the continuation in office of a director that would result from application of the holdover director provision. Under the holdover director resignation policy, the Board will decide whether to accept the resignation in a process similar to the one the Board currently uses pursuant to the existing director resignation policy set forth in our by-laws.

The Board of Directors recommends a vote FOR

the proposal to approve majority voting for the election of directors in non-contested elections.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2006. The Audit Committee has selected Ernst & Young LLP to continue in that capacity for 2007 and is submitting this matter to shareholders for their ratification. In the event this proposal is not approved, a selection of another independent registered public accounting firm for us will be made by the Audit Committee. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will be given an opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions. Notwithstanding ratification by the shareholders, the Audit Committee reserves the right to replace our independent registered public accounting firm at any time.

The Board of Directors recommends a vote FOR

the ratification of the appointment of

Ernst & Young LLP.

AUDIT COMMITTEE MATTERS

Independent Registered Public Accounting Firm’s Fees

The following table presents fees for professional audit services provided by Ernst & Young LLP for the audit of our consolidated financial statements for the years ended December 31, 2006 and 2005, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year
Fee Category	2006	2005
Audit fees(1)	$7,686,752	$6,997,038
Audit-related fees(2)	$2,466,174	$1,623,072
Tax fees(3)	$769,464	$115,691
All other fees(4)	$600	$—

(1)

Audit fees consisted principally of audit work performed on our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting as of each respective year-end, review of quarterly financial statements, insurance statutory audits, review of registration statements and periodic reports filed with the SEC, review of purchase accounting and other accounting and reporting consultation.

(2)

Audit-related fees consisted principally of employee benefit plan audits, reviews pursuant to Statement on Auditing Standards No. 70, “Service Organizations,” certain agreed upon procedures primarily over claim processing and other audit-related services.

(3)	Tax fees consisted principally of tax compliance, tax advice and tax planning.

(4)	All other fees represent expenses related to continuing professional education training.

The Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of non-audit services provided by Ernst & Young LLP and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

The Audit Committee of the Board has adopted a policy concerning the pre-approval of audit and non-audit services (the “Policy”). Pursuant to the Policy, unless a type of service to be provided by the independent registered public accounting firm has received pre-approval in connection with the audit engagement letter, such service requires a specific pre-approval by the Audit Committee. In addition, the Audit Committee has delegated pre-approval to the Chairperson of the Audit Committee for engagements of up to $500,000. The Chairperson must report any pre-approval decisions to the Audit Committee at the next regularly scheduled meeting of the Audit Committee. Procedures have been established which require all requests for pre-approval to be submitted to the Audit Committee or Chairperson by both the independent registered public accounting firm and the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or other designated executive.

All services performed by Ernst & Young LLP and identified under Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee and/or pursuant to the Audit Committee pre-approval policy. The Audit Committee did not approve any services pursuant to the de minimis exception set forth in 17 CFR 210.2-01(c)(2)(i)(C) or pursuant to the exception set forth in 17 CFR 210.2-01(c)(7)(i)(C).

Audit Committee Report

The Audit Committee of the Board is composed of five “independent directors” as that term is defined by the NYSE listing standards and SEC rules. The Board has determined that each current member of the Audit Committee is an “audit committee financial expert” as defined by the SEC’s rules. The Audit Committee operates under a written charter adopted by the Board which details the responsibilities of the Audit Committee.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the Company’s financial statements and reporting process, including the system of internal controls, and has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an opinion on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements with the Company’s management and the independent registered public accounting firm. This review included a discussion of the quality and acceptability of the Company’s financial reporting and controls, including the clarity of disclosures in the consolidated financial statements. The Audit Committee reviewed, and discussed with management and the independent registered public accounting firm, management’s report and the independent registered public accounting firm’s report and audit of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), the Sarbanes-Oxley Act of 2002 and related SEC and NYSE rules. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management, including the matters in the written disclosures which were received by the Audit Committee from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Audit Committee further discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the SEC.

Audit Committee

Warren Y. Jobe, Chairperson

Victor S. Liss

William G. Mays

Ramiro G. Peru

George A. Schaefer, Jr.

NON-INCORPORATION

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this proxy statement, in whole or in part), the preceding Audit Committee Report and the Compensation Committee Report contained below in this proxy statement shall not be incorporated by reference in any such filings.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Position
Larry C. Glasscock	58	Chairman of the Board, President and Chief Executive Officer

Mark L. Boxer	47	President and CEO of Operations, Technology and Government Services and Executive Vice President

Angela F. Braly	45	Executive Vice President, General Counsel and Chief Public Affairs Officer

Randal L. Brown	48	Executive Vice President and Chief Human Resources Officer

David C. Colby	53	Vice Chairman, Chief Financial Officer and Executive Vice President

Wayne S. DeVeydt	37	Senior Vice President, Chief of Staff and Chief Accounting Officer

Marjorie W. Dorr	44	Executive Vice President and Chief Strategy Officer

Joan E. Herman	53	President and CEO Specialty, Senior and State Sponsored Business and Executive Vice President

Randall J. Lewis	44	Executive Vice President, Internal Audit and Chief Compliance Officer

Samuel R. Nussbaum, M.D.	58	Executive Vice President and Chief Medical Officer

Alice F. Rosenblatt	58	Executive Vice President, Integration and Information Management Officer and Chief Actuary

John S. Watts, Jr.	47	Group Vice President, President and CEO Commercial and Consumer Business and Executive Vice President

The ages and positions listed above for each executive officer are as of April 1, 2007.

The following is biographical information for our executive officers:

Larry C. Glasscock See biographical information on page 20.

Mark L. Boxer has served as our President and CEO of Operations, Technology and Government Services (which includes our National Government Services and Federal Employee Program business units) and Executive Vice President since March 2007. Mr. Boxer served as our Chief Operations and Technology Officer from November 2006 until March 2007, as our Chief Information Officer from November 2005 until November 2006 and has served as Executive Vice President since the merger of WHN with us in November 2004. Mr. Boxer served as Chief Strategy Officer from November 2004 until November 2005. Mr. Boxer has held various executive positions since joining us in 2000. From 1996 to 2000, he was a Senior Vice President of Information Technology and eBusiness with CIGNA Health Care (managed care and indemnity).

Angela F. Braly has served as our Executive Vice President, General Counsel and Chief Public Affairs Officer since April 2005. On June 1, 2007, Ms. Braly will succeed Mr. Glasscock as our President and Chief Executive Officer. Previously, Ms. Braly served as President and CEO of Blue Cross Blue Shield of Missouri (our subsidiary) since August 2003. She joined RightCHOICE Managed Care Inc. in January 1999, then the parent company of Blue Cross Blue Shield of Missouri, as General Counsel, also overseeing government relations. Prior to that Ms. Braly was a partner in the law firm of Lewis, Rice & Fingersh, L.C.

Randal L. Brown has served as Executive Vice President and Chief Human Resources Officer since November 2006. Previously, Mr. Brown served as our Senior Vice President of Human Resources since 2001. Prior to joining us, Mr. Brown served in a variety of human resource leadership roles for Thomson (video products and services), General Electric Corporation and RCA.

David C. Colby has served as our Executive Vice President and Chief Financial Officer since the merger of WHN with us in November 2004. In March 2007, Mr. Colby was also named our Vice Chairman. Mr. Colby had been Executive Vice President and Chief Financial Officer of WHN from September 1997. From April 1996 until joining WHN, Mr. Colby was Executive Vice President and Chief Financial Officer and a director of American Medical Response, Inc. (ambulance services and emergency physician practice management). From July 1988 until March 1996, Mr. Colby was with Columbia/HCA Healthcare Corporation (hospital operator), most recently serving as Senior Vice President and Treasurer. From September 1983 until July 1988, Mr. Colby was Senior Vice President and Chief Financial Officer of The Methodist Hospital in Houston, Texas. Mr. Colby serves on the board of managers of Ardent Health Services LLC (hospital operator).

Wayne S. DeVeydt has served as our Senior Vice President and Chief Accounting Officer since March 2005. In addition, Mr. DeVeydt became Chief of Staff in November 2006. Prior to joining us, Mr. DeVeydt served with PricewaterhouseCoopers LLP (public accounting firm) in many roles since 1996, including most recently as the lead engagement partner for a number of large, national managed care and insurance companies including WHN.

Marjorie W. Dorr has served as our Executive Vice President and Chief Strategy Officer since November 2005. Prior to that, Ms. Dorr served as our President and CEO Northeast Region and Corporate Executive Vice President from November 2004 until November 2005 and was President of Anthem East from 2000 to November 2004. She has held numerous executive positions since joining Anthem Insurance in 1991, including Vice President of Corporate Finance; Chief Financial Officer of Anthem Casualty Insurance Group; President and director of Anthem Prescription Management, LLC; and Chief Operating Officer of Anthem Health Plans, Inc. in Connecticut.

Joan E. Herman has served as our President and CEO Specialty, Senior and State Sponsored Business and Executive Vice President since the merger of WHN with us in November 2004. Ms. Herman joined WHN in June 1998 as Executive Vice President, Specialty Division. She has held numerous executive positions since joining WHN in 1998, including Executive Vice President, Senior and Specialty Businesses and Executive Vice President, Senior, Specialty and State-Sponsored Programs Division. Ms. Herman is a member of the Society of Actuaries and the American Academy of Actuaries.

Randall J. Lewis has served as our Executive Vice President, Internal Audit and Chief Compliance Officer since March 2007. Mr. Lewis served as our Senior Vice President, Internal Audit and Chief Compliance Officer from the merger of WHN with us in November 2004 until March 2007. Previously, Mr. Lewis was serving as our Senior Vice President, Internal Audit, Process Improvement, and Chief Compliance Officer since July 2003. Before joining us, he served six years at Wells Fargo & Company (financial services holding company) as managing director of Corporate Development and as executive vice president and chief auditor. Prior to Wells Fargo, Mr. Lewis worked 12 years for General Electric in a variety of finance and operations roles primarily in the company’s financial services subsidiary, GE Capital.

Samuel R. Nussbaum, M.D. has served as our Executive Vice President and Chief Medical Officer since 2001. From 1996 to 2000, Dr. Nussbaum served both as Executive Vice President for Medical Affairs and System Integration at BJC Health System of St. Louis (academic and community integrated health and hospital system) and as Chief Executive Officer of Health Partners of the Midwest (health plan). Prior to that, Dr. Nussbaum was President and Chief Executive Officer of Physician Partners of New England, Senior Vice President for Health Care Delivery at Blue Cross Blue Shield of Massachusetts and a professor at Harvard Medical School.

Alice F. Rosenblatt has served as our Executive Vice President, Integration and Information Management Officer and Chief Actuary since March 2007. Ms. Rosenblatt served as our Executive Vice President, Integration Planning/Implementation and Chief Actuary since the merger of WHN with us in November 2004 until March 2007. Previously, Ms. Rosenblatt had been Executive Vice President, Actuarial and Integration Planning and Implementation, and Chief Actuary of WHN since March 2002. She has held numerous executive positions since joining WHN in 1996, including Senior Vice President, Actuarial and Integration Planning and Implementation and Chief Actuary; Senior Vice President, Integration Planning and Implementation; Senior Vice President, Mergers and Acquisitions Integration and Senior Vice President, Chief Actuary.

John S. Watts, Jr. has served as President and CEO Commercial and Consumer Business and Executive Vice President since November 2006. In March 2007, Mr. Watts was also named our Group Vice President. Previously, Mr. Watts served as our President and CEO National Accounts Strategic Business Unit and Corporate Executive Vice President since the merger of WHN with us in November 2004. Mr. Watts had been Chief Executive and President of Blue Cross Blue Shield of Georgia from January 2003 until November 2004. He has held numerous executive positions since joining WHN in 1995, including Senior Vice President for Blue Cross Blue Shield of Georgia’s Large Group Division, Acting Senior Vice President, UNICARE commercial accounts for WHN’s Large Group Division, eastern, southern and central regions and General Manager of Blue Cross of California’s Large Group Services, key and major accounts.

The above information includes business experience during the past five years for each of our executive officers. Our executive officers serve at the discretion of the Board. There is no family relationship between any of our directors or executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership with the SEC. Such persons also are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2006, our executive officers, directors, and greater than 10% shareholders complied with all applicable filing requirements relating to our common stock, except for late filings disclosed in last year’s proxy statement.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Compensation Program Objectives

Our Total Rewards compensation program, as described below, is designed to:

•	Attract, engage, motivate and appropriately reward executives for their contributions to our business and our members.

•	Closely align executive interests and rewards with those of our shareholders and the expectations of our members and providers.

•	Drive the achievement of our mission and strategy.

•	Deliver compensation that is commensurate with company and individual performance within the context of the external market.

These objectives are extended beyond the executive ranks to include all associates and are intended to promote our culture and enhance teamwork and feelings of fairness.

In support of the objectives above, the Total Rewards program is designed to reward:

•	The achievement of our mission, that is, to improve the lives of the people we serve and the health of our communities.

•	Focus on our differentiating strategies to achieve our mission, that is, to be the most trusted choice for consumers and to be the leader in affordable quality care.

•	Meeting or exceeding our annual financial and membership growth plans.

•	Shareholder return through increases in our stock price.

•	The achievement of our corporate objectives, which include:

(1)	Grow and retain profitable medical and specialty membership

(2)	Improve health, health care quality and affordability

(3)	Build a customer-responsive and efficient company

(4)	Reduce the rate of the uninsured and under-served

(5)	Attract and engage the best talent

•	Operating within our core values, which are:

(1)	Customer first

(2)	Integrity

(3)	Personal accountability for excellence

(4)	Leading through innovation

(5)	One company, one team

Setting Compensation Levels

In setting compensation, our Compensation Committee (the “Committee”) compares base salaries, annual incentive opportunities and long-term compensation for the Named Executive Officers to three distinct comparator groups. The Committee, with the assistance of its independent consultants, Watson Wyatt and

Frederic W. Cook, determines which companies are in the comparator groups. Companies were selected on the basis of whether they compete with us in the executive labor and/or capital market and whether they have comparable revenue and/or market capitalization. For 2006, these groups were:

(1) The Fortune 50, as published in April 2005. To determine where we would have ranked on that list as a combined entity, we aggregated the 2004 revenues for each of Anthem, Inc. and WHN, which companies merged on November 30, 2004.

(2) Twenty-five major labor and capital market competitors in the health insurance market (regardless of revenue or market capitalization) and other insurance companies, financial services companies, hospital systems and pharmaceutical companies with similar annual revenue and market capitalization. We were the third largest company in this group based on revenue and the eighth largest company in this group based on market capitalization. The group is comprised of the following companies: Abbott Laboratories, Aetna Inc., Aflac Incorporated, The Allstate Corporation, Amgen Inc., Baxter International Inc., Bristol-Myers Squibb Company, Cardinal Health, Inc., Caremark Rx, Inc., CIGNA Corporation, The Hartford Financial Services Group, Inc., HCA Inc., Health Net, Inc., Humana Inc., Eli Lilly and Company, Manulife Financial Corporation, Medtronic, Inc., Merck & Co., Inc., Metlife, Inc., The Progressive Corporation, Prudential Financial, Inc., Schering-Plough Corporation, Sun Life Financial, Inc., UnitedHealth Group Incorporated and Wyeth.

(3) Our five largest direct health insurance peers (Aetna, CIGNA, Health Net, Humana and UnitedHealth Group), four of which are significantly smaller than us.

The Committee reviewed the available competitive data at the median and 75th percentile from each of these three separate groups to provide comprehensive data about the competitive practices of companies in our size category, our capital and labor market competitors and our direct peers. The Committee generally targets base salary and bonus opportunity to be between the median and 75th percentile of such data. The Committee relied more heavily on the data from the Fortune 50 and the 25 major labor market competitors, when available, because it is more complete than the peer data.

The Committee used data from the 25 major labor market competitors to set the size of the long-term equity grant guidelines based on a study prepared by Frederic W. Cook. The total shares granted for all associates and directors were set to equal the average annual expense relative to our market capitalization size (i.e., average shareholder value transfer) of long-term grants in this comparator group. The award ranges, denominated in option equivalents, allocated to the Named Executive Officers was set based on the data with respect to options allocated to the named executive officers in the comparator group over the prior three years as reported in their annual proxies.

During 2006, the Committee, with the assistance of Watson Wyatt, reviewed the comparator groups and adjusted these groups to better match our projected 2007 revenue and market capitalization. For 2007, the comparator groups will include (1) the Fortune 11-60 as published in April 2006 instead of the Fortune 50; (2) 23 major labor and capital market competitors, eliminating Baxter, HCA, Health Net, Manulife, Merck, Progressive, Schering-Plough and Sun Life from the prior list and adding American International Group, Inc., AmerisourceBergen Corporation, Johnson & Johnson, McKesson Corporation, Medco Health Solutions, Inc. and Pfizer Inc. to the list; and (3) our six largest direct health insurance peers, adding Coventry Health Care, Inc. to the prior list.

As described above, the intent of our executive Total Rewards program is to provide a total cash compensation opportunity that is generally between the median and 75th percentile of the competitive market based on the comparator groups described above, a long-term equity grant that is based on the median allocation in the study described above, and benefits and perquisites that are intended to be competitive with the median of the market.

As discussed further below, each Named Executive Officer’s individual pay is based on the Committee’s evaluation of the executive’s experience, level and scope of responsibility, and individual performance. Actual realized compensation may be more or less than the target opportunity resulting from company and individual performance under our Annual Incentive Plan (the “AIP”) and our stock performance relative to the stock performance of peer companies in the three comparator groups.

Performance Orientation

In line with our objective to pay for performance, a significant portion of a Named Executive Officer’s compensation is tied to individual and company performance.

In 2006, our executive compensation program had four separate levers to recognize and reward individual performance:

•	adjustments to base salary to recognize both performance and changes in the scope of an executive’s responsibilities,

•	setting an executive’s annual incentive target as a percent of salary within a competitive target range,

•	adjusting the size of stock option and restricted stock grants within a competitive range, and

•	adjusting the AIP award based on individual achievements and contributions.

Additionally, individual performance is rewarded by providing executives with career growth through challenging assignments and, as positions become available, promotional opportunities.

Most of the value delivered in our executive compensation package is in the form of variable performance-based pay that is tied to business results, including:

•

The AIP awards are based on the extent to which we meet or exceed metrics in our annual operating plan. If we do not meet or exceed our earnings per share (“EPS”) growth target, then we do not pay any annual incentive awards.

•	Stock options, the largest single pay component in our executive compensation package, are only valuable when the stock price increases for our shareholders.

•	Restricted stock units for the 2007 grant will only vest if we meet or exceed our EPS growth target.

Elements Of Total Rewards

Overview

Our Total Rewards program for executives, including the Named Executive Officers, includes the following financial elements: base salary, annual incentive awards, equity awards in the form of stock option and restricted stock awards, broad-based employee benefits, executive benefits and perquisites.

During the last two quarters of each year, we set the broad-based employee salary and benefits programs and budgets, and the Committee reviews and approves the broad-based AIP, equity awards plan, perquisites, and stock ownership guidelines for the following year. These decisions are based on best practice information, competitive market data and operating budget constraints.

During the first quarter of each year, we (or the Committee with respect to all executive officers) review the business and individual performance of each associate, and make decisions with respect to base salary adjustments, determining the AIP awards for the prior year pursuant to the formulas previously established, adjustments to target incentive award percentages of base salary and target incentive levels for the current year, and the size of the stock option and restricted stock awards.

By making these decisions as part of a unified process, the decisions about all components of pay are reviewed in concert with each other, and as appropriate, decisions about one component generally affect decisions regarding the other components of pay. This is intended to ensure that the Total Rewards package for the Named Executive Officers fits with our compensation objectives as described above.

The Committee does not have a specific policy for allocating among the pay elements (salary, annual incentive and equity grants), but seeks to target each Named Executive Officer’s total compensation to the level the Committee considers market competitive and reflective of individual performance.

The Committee exercises its discretion in setting base salary, annual incentive targets and awards, stock awards and retention-based awards. When setting compensation for 2006, the Committee reviewed prior year compensation and compensation actions to compare year-over-year pay actions relative to year-over-year performance. On December 6, 2006, the Committee reviewed comprehensive tally sheets for each Named Executive Officer covering five years of Total Rewards data and realized equity, in addition to current levels of unrealized vested and unvested equity. The Committee does not otherwise take into account realized or unrealized compensation in setting future compensation.

Process of Setting Executive Compensation

The Committee meets with the CEO at the beginning of the year to agree upon the CEO’s performance objectives (both individual and company objectives) for the year. The Board also reviews the CEO’s performance objectives for the year. The CEO also distributes to the Board his self-assessment, and the Board evaluates the CEO’s performance based on his self-assessment and performance updates. The Committee meets in executive session and completes a performance review of the CEO based on his achievement of the agreed-upon objectives, contribution to our performance and other leadership accomplishments. This evaluation is shared with the CEO and the independent compensation consultants and is used by the Committee in setting the CEO’s compensation.

Our Named Executive Officers do not set their own compensation nor are they present when the Committee sets their specific compensation. Our CEO collects specific performance feedback from the Board with respect to the performance of our other Named Executive Officers, provides performance evaluations to the Committee, and makes recommendations to the Committee with respect to base salary and target bonus adjustments, equity awards and any individual performance adjustments to annual bonus awards.

All Named Executive Officers participate in the annual and long-term business planning processes and in recommending the annual bonus plan measures and targets that result from these processes to the Committee. These measures and targets impact the compensation of all associates who participate in our AIP.

The Committee’s independent compensation consultants develop the recommendations with respect to all CEO compensation actions. They provide advice to the Committee on the CEO’s recommendations with respect to other Named Executive Officer compensation actions and on the annual bonus plan measures and targets. The Committee uses this information in reviewing and approving the AIP each year and in determining compensation actions for the CEO and other Named Executive Officers.

In March 2006, the Committee approved increases to the base salaries of the Named Executive Officers and also determined the equity awards to be granted to such Named Executive Officers based on the following performance factors that were achieved in 2005:

•	We successfully integrated WHN after their merger with us in November 2004 and completed our acquisition of WellChoice.

•	Our organic enrollment increased by almost 1.2 million members, an increase of 4.3% from the prior year.

•	We reduced administrative costs, as the selling, general and administrative (SG&A) expense ratio declined from 17.0% to 16.3%.

•

We introduced new products offering a wider range of price points and benefit options to meet the needs of more health care consumers and provided new individual policies to 378,000 people who had previously been uninsured.

•

Our continued efforts to collaborate with health care professions resulted in improved quality of care and member health. In its annual report on health care quality, the National Committee for Quality Assurance (“NCQA”) again recognized us for our commitment to quality, and Anthem plans in Indiana, Kentucky, Ohio, Connecticut and New Hampshire all hold the NCQA’s highest rating.

Base Salary

Base salary provides competitive annual compensation that reflects the scope and nature of basic job responsibilities of our Named Executive Officers. The Committee grants merit-based salary increases and promotional salary increases to recognize increased job responsibilities, if appropriate, to Named Executive Officers based on an individual’s performance, an assessment of whether the current salary is competitive compared to the median and 75th percentile of the market, relative to executives in comparable positions at comparator group companies, and our overall merit increase budget for the year.

We have an annual merit increase program for all associates including the Named Executive Officers to recognize and reward performance and to maintain competitive base salaries. The size of the base salary increases for the Named Executive Officers in 2006 were consistent with our company-wide merit increase guidelines, formulas and budgets, with an average merit increase of 4.2% for the CEO and his direct reports. The merit increase awards in 2006, denominated as a percent of prior base salary were as follows: Mr. Glasscock, 4.0%, Mr. Colby, 5.2%, Ms. Herman, 5.2%, Ms. Rosenblatt, 4.8%, Mr. Watts, 7.1%, Mr. Faller, 4.6% and Dr. Stocker, 4.6%.

During the third quarter of 2006, we announced the planned retirement of three executive officers whose positions were not replaced, and a realignment of responsibilities among other executive officers including two Named Executive Officers: Ms. Herman and Mr. Watts. Effective as of November 1, 2006, after consultation with Watson Wyatt, and using the same peer group data, the Committee awarded Ms. Herman and Mr. Watts promotional salary increases of 12.3% and 18.3%, respectively, to reflect their increased responsibilities and the resulting higher competitive market prices for their positions.

Annual Incentives

We sponsor an all-associate AIP with award opportunities earned by meeting or exceeding annual financial targets, membership growth targets and strategic and individual performance goals. This plan is designed to motivate and reward the successful completion of our annual performance goals and to promote our core values including one company, one team.

Each associate is eligible for a target award, denominated as a percentage of base earnings. The maximum cash award is 200% of the target award. Approximately 3,000 participants, including the Named Executive Officers, are eligible to earn additional awards of up to 100% of target for result achievement that exceeds the performance required for the 200% of target award. Such performance-based awards, if earned, are denominated in restricted stock that vests in three annual installments.

Awards are granted under shareholder approved plans, and are intended to permit us to obtain full tax deductibility pursuant to Section 162(m) of the Tax Code.

Annual Incentive Opportunity

In setting the target award percentages for the Named Executive Officers, the Committee considers such factors as competitive data in the comparator group studies, individual performance and internal equity (the award targets of the executives relative to each other). For 2006, the Committee increased the incentive award target for Mr. Glasscock from 125% to 140% of base salary to better align his target bonus with the competitive data, but did not change the target award percentages of 85% for Mr. Colby, 80% for Ms. Herman, Mr. Watts, Mr. Faller and Dr. Stocker, and 75% for Ms. Rosenblatt. Effective as of November 1, 2006, Mr. Watts’ target was increased to 85% of salary to better align his target bonus with the competitive data for his new position.

2006 AIP Awards

Each of the Named Executive Officers earned an AIP award for 2006 performance based on the formulas set by the Committee. The measures and weightings below were selected by the Committee to reward the achievement of our key annual strategies. In order to pay any awards for the 2006 performance period, we must have achieved a reported fully diluted EPS of $4.54 for 2006. This hurdle was met, as reported 2006 EPS was $4.82. For the purpose of determining the awards under the AIP, 2006 EPS was adjusted downward to $4.65 to neutralize the impact of a significant stock repurchase over what was planned in the business planning process and the gains from changes in our state tax apportionment factors following our acquisition of WellChoice.

The following table provides the calculation used to determine our 2006 AIP Awards for each of the Named Executive Officers.

Measure	Target		Result		Award	Weight	Total
Adjusted EPS	$4.54		$4.65		132.3%	40%	52.92%
Synergy	(1)		(1)		200.0%	15%	30.00%
Medical Membership (in millions)	34.9		34.1		0.0%	10%	0.00%
Specialty Membership (in millions)	47.2		45.5		0.0%	5%	0.00%
Operating Gain(2)	Varies	(3)	Varies	(3)	95.1%	30%	28.52%

Total Award as a % of Target(2)						100%	111.44%

Operating Gain(4)	Varies	(3)	Varies	(3)	0.0%	30%	0.00%

Total Award as a % of Target(4)						100%	82.92%

Operating Gain(5)	Varies	(3)	Varies	(3)	77.4%	30%	23.23%

Total Award as a % of Target(5)						100%	106.15%

Operating Gain(6)	Varies	(3)	Varies	(3)	229.2%	30%	68.76%

Total Award as a % of Target(6)						100%	151.68%

(1)	The target and actual results for synergy are considered by us to be confidential and have not been publicly disclosed.

(2)	Represents the result for Mr. Glasscock, Mr. Colby, and Ms. Rosenblatt, whose operating gain award was based on the average awards paid to business unit participants.

(3)	The target and actual results for operating gain are based on the Named Executive Officer’s business unit(s).

(4)	Represents the result for Ms. Herman and Mr. Watts based on the performance of their respective business units that were below the thresholds of the performance scale.

(5)	Represents the result for Mr. Faller based on the performance of his respective business unit.

(6)	Represents the result for Dr. Stocker based on the performance of his respective business unit.

Additionally, the Committee has the discretion to adjust these awards up or down to reflect individual performance. There were no adjustments made to the awards of the Named Executive Officers.

By formula, the maximum individual award is 300% of target, and any awards in excess of 200% of target are paid in restricted stock that vest over three years, subject to acceleration if the executive retires or is terminated by us without cause. As a result of our exceptional performance in 2005, restricted shares were awarded on March 1, 2006 to each Named Executive Officer pursuant to this plan feature as a part of the 2005 AIP. There were no awards paid pursuant to this plan feature for the 2006 AIP.

Equity Awards

During 2006, we awarded both stock options and restricted stock to over 3,200 associates, including the Named Executive Officers, to encourage retention, reward performance, promote a long-term business focus and align the interests of executives and shareholders. Our stock option and restricted stock awards are designed to enhance the long-term retention of our key executives and to directly align the interests and rewards of our executives with our shareholders.

The value of equity awards granted to each Named Executive Officer is based upon company and individual performance, the importance of retaining the services of the executives and the potential for their performance to help us attain our long-term goals. The Committee carefully considered the impact of stock option expensing, as well as our dilution and overhang levels, in order to strike a balance between promoting our cost competitiveness and maintaining employee incentives.

In 2006, the Committee granted equity awards on March 1 to coincide with the Committee’s Total Rewards review of our Named Executive Officers’ compensation. The date of the Committee meeting is set in advance. It is our intent to continue to grant equity awards during the first week of March each year, based on the same schedule. Additionally, we, or the Committee in the instance of an award to an executive officer, grant stock awards to certain newly hired or promoted executives and to executives to encourage retention throughout the year. During 2006, grant dates were set to coincide with date of hire, promotion or retention grant offer, until November 1, 2006, when the policy was adopted to require that the grant dates are set for these stock awards as the first business day of the month following the hire, promotion, or decision to provide a retention grant.

As previously reported, in 2006, the Committee determined the aggregate annual stock option and restricted stock award grant size pool for our participants based on (1) share dilution data in relation to the 25-company comparator group, such that the total grant size represents an average market capitalization adjusted expense and (2) the FAS 123R cost of such grants. These shares are apportioned to participants based on competitive share apportionment data as developed by the Committee’s independent consultants.

Individual stock option and restricted stock awards are determined within guideline ranges based on position and job level, and amounts are set within the ranges based on individual performance and contribution. The size of the annual awards granted on March 1, 2006 to the Named Executive Officers were all pursuant to and within the guidelines set forth above, and were set to provide FAS 123R costs for the 2006 grants that were comparable to the costs of the 2005 grants. The award sizes for the Named Executive Officers are detailed on the Grants of Plan Based Awards table beginning on page 41.

Commencing in April 2005, the Committee set a policy of awarding eight stock options with each share of restricted stock. This policy was based on the recommendations of the Committee’s independent consultants and is intended to provide what they deemed to be a proper and competitive balance between stock options and full value restricted shares. Based on the FAS 123R fair value of the awards, approximately 70% of the cost of the grant was delivered in stock options that only benefit a participant when the stock price increases, and the remaining approximately 30% was delivered in restricted stock, a vehicle that we use for its greater employee retention value.

Mr. Watts was also awarded a special stock option and restricted stock grant, as detailed on the Grants of Plan Based Awards table beginning on page 41. The grant was to encourage his retention for the next three years. As a condition to receiving these grants, Mr. Watts signed an employment agreement pursuant to the WellPoint, Inc. Executive Agreement Plan (the “Executive Agreement Plan”) as described beginning on page 65, and agreed to be subject to our Executive Agreement Plan’s terms, including non-compete, non-solicitation and other covenants for 18 months following his eventual departure or retirement from WellPoint.

Broad-Based Employee Benefits

Named Executive Officers generally participate in the broad-based employee benefits programs under the same terms and conditions as other associates. These benefit offerings include a medical plan with higher associate contributions for more highly paid associates such that Named Executive Officers pay 75% of the cost of the coverage. Other broad-based employee benefits include a dental plan, disability benefits, wellness benefits, life and accidental death and dismemberment insurance, business travel accident insurance, a 401(k) retirement savings plan, retiree healthcare benefits, a cash balance pension plan for associates who meet age and service criteria, an employee stock purchase plan and paid time off for holidays, vacations, illnesses, bereavement leave, jury duty and military service.

Executive Benefits

Executives, including the Named Executive Officers, participate in a deferred compensation program that is subject to Section 409A of the Tax Code. Under this program, described beginning on page 57, a participant may defer receipt of salary and annual incentive compensation and continue to receive pension and 401(k) credits for compensation above Tax Code earnings limits. We offer this plan to provide executives with the same company-paid retirement savings opportunities, denominated as a percent of salary, as the rest of the workforce, and under the same terms and conditions as the underlying all-associate plans. Participants choose among a subset of the market-based investments provided to all associates in the 401(k) retirement savings plan, and their account balances increase or decrease in accordance with the performance of the selected investments.

Certain Named Executive Officers participate in a supplemental executive retirement plan (a “SERP”). Mr. Glasscock has been eligible for this benefit since 1998, as described on page 61. This SERP was a key element in attracting him to the Company, and remains a key element in his competitive overall Total Rewards package. Mr. Faller and Dr. Stocker also participate in a SERP. Mr. Colby, Ms. Herman, Ms. Rosenblatt and Mr. Watts became eligible for this benefit as part of a retention program implemented by their predecessor employer, WHN. This plan is described beginning on page 60. We do not currently offer a SERP to new participants.

Perquisites

Executive perquisites are a small but important part of our competitive executive compensation package. As described on page 55, we offer a limited set of perquisites to all Named Executive Officers. These perquisites do not include personal use of private aircraft or memberships in country clubs. The Committee reviews the perquisite program annually.

Additional Compensation Policies

Stock Ownership Guidelines

We currently have in place stock ownership guidelines for all executives, including the Named Executive Officers. The ownership guideline is a multiple of the executive’s base salary and the executive has five years to meet the guideline. The stock ownership guideline for Mr. Colby, Ms. Herman, Ms. Rosenblatt and Mr. Watts is 2.5 times base salary. The stock ownership guideline for Mr. Glasscock is five (5) times base salary. For the purposes of this program, all shares directly or supplementally owned, as detailed beginning on page 15, with the exception of unexercised stock options are included in the calculation. The Committee reviews the extent to which our executives have complied with the guidelines. All of our executives who are subject to the guidelines, including our Named Executive Officers, own sufficient shares to meet their ownership guidelines.

In addition, as part of the WellPoint, Inc. Statement of Company Policy Regarding Securities Transactions by Company Personnel, all associates, including the Named Executive Officers, are prohibited from participating in any hedging transactions whereby the individual continues to own our stock but without the full risks and rewards of ownership.

Severance and Change in Control Arrangements

Our Named Executive Officers are entitled to severance upon termination without cause or for good reason. We believe that a severance program is needed to attract the executives that we need to achieve our business goals. The Committee approved a severance program in 2005 that provides such benefits.

In consideration for the eligibility for these benefits, executives generally agree to be bound to restrictive covenants including a non-compete, non-solicitation of associates or customers, non-disparagement and confidentiality which protect us from the competitive disadvantage that would result from losing executive talent to competitors. Additionally, in order to receive benefits, executives are generally required to agree to a general release of any prior claims.

Mr. Glasscock is eligible for these benefits pursuant to his employment agreement as described beginning on page 61. Messrs. Colby and Watts are eligible for severance benefits pursuant to the Executive Agreement Plan as described beginning on page 65.

Mr. Colby, Ms. Herman, Ms. Rosenblatt and Mr. Watts are eligible for benefits resulting from qualifying terminations through November 30, 2007, pursuant to their predecessor employer’s WellPoint Health Networks Inc. Officer Change In Control Plan (the “WHN Officer Change in Control Plan”) as described beginning on page 64; provided, however, that since Messrs. Colby and Watts are also participants in the Executive Agreement Plan, they would only receive benefits under the WHN Officer Change in Control Plan if such benefits are greater than the benefits under the Executive Agreement Plan, as they are not entitled to receive benefits under both plans. The WHN Officer Change in Control Plan does not include any of the restrictive covenants described above. However, all of these executives are subject to non-compete covenants as a part of their WHN SERP.

Mr. Faller was not eligible for any severance benefits upon his retirement on December 29, 2006, and Dr. Stocker will not be eligible for severance benefits upon his retirement on May 1, 2007.

Change in control severance benefits are paid pursuant to a double-trigger, as an executive must terminate employment to receive such benefits as a result of a qualifying termination after a change in control as detailed in the agreements described above and in “Compensation Plans—Employment Agreements” and “Compensation Plans—Other Executive Severance Arrangements.”

The Named Executive Officers are eligible for reimbursement and full gross-up of any excise taxes imposed on them after a change in control pursuant to Section 4999 of the Tax Code. The Committee has determined that the benefits that may accrue to an executive after a change in control are competitive, and that, since the golden parachute formulas impact executives unevenly based on past events, that a policy to reduce such awards is not appropriate.

2007 Executive Compensation Decisions

Compensation of Named Executive Officers

On March 1, 2007 the Committee set 2007 compensation levels and determined equity awards for each of the Named Executive Officers. Commencing with the March 1, 2007 grant, the Committee decided to grant performance-based restricted stock units (“RSU”s), rather than restricted stock. The RSUs vest in three equal annual installments only if a specified level of Adjusted Diluted EPS for 2007 is achieved.

As a result of his planned retirement, Mr. Glasscock received no adjustment to his base salary or target bonus. He was awarded 320,000 stock options and 40,000 RSUs. In accordance with his employment agreement, based on a June 1, 2007 retirement, 186,667 stock options and 23,333 RSUs will continue to vest over the three-year vesting period and the remaining portions of the grants will be cancelled.

Mr. Colby received a 4.2% salary increase, a five point increase in his target bonus percent, a stock option grant of 100,000 shares and an RSU grant of 12,500 shares.

Mr. Colby was also awarded a special stock option and RSU grant of 40,000 shares and 20,000 shares respectively. As a condition to receiving these grants, Mr. Colby signed an employment agreement pursuant to the Executive Agreement Plan as described beginning on page 65, and agreed to be subject to our Executive Agreement Plan’s terms, including non-compete, non-solicitation and other covenants for 18 months following his eventual departure or retirement from WellPoint.

Ms. Herman received a 3.6% salary increase, a five point increase in her target bonus percent, a stock option grant of 80,000 shares and an RSU grant of 10,000 shares.

Ms. Rosenblatt received a 4.6% salary increase, a stock option grant of 66,667 shares and an RSU grant of 8,333 shares.

Mr. Watts received a 4.2% salary increase, a five point increase in his target bonus percent, a stock option grant of 100,000 shares and an RSU grant of 12,500 shares.

2007 AIP Determinations

On December 6, 2006, the Committee established the performance measures and respective weightings for the AIP awards to be made based on 2007 performance. The performance measures and weightings applicable to the Named Executive Officers are as follows:

Measure	Weight
Adjusted Diluted EPS	40%
Business Unit Operating Gain	20%
Specialty Performance	15%
Medical Membership Growth	15%
Member Health Index	5%
Member Trust	5%

However, if the target level of Adjusted Diluted EPS is not achieved in 2007, then there will be no AIP payment made to any of the participants in the AIP, including the Named Executive Officers. The adjustments that may be made to actual Diluted EPS for purposes of the 2007 AIP awards will be those significant amounts which are generally excluded by the investment community in their determination of our results, such as gains or losses on sales or dispositions, asset write-downs and litigation judgments or settlements.

AIP awards will be paid based on achieving threshold, target, above target and maximum levels for any of the six performance measures, so long as the target level of 2007 Adjusted Diluted EPS is achieved. We set the goals at levels that reflected our internal, confidential business plan at the time the performance measures and target levels were established. The goals for the 2007 AIP awards are challenging, but achievable.

Compensation of Ms. Braly

As previously disclosed, effective June 1, 2007, Mr. Glasscock will retire as our President and Chief Executive Officer. Angela F. Braly, our current Executive Vice President, General Counsel and Chief Public Affairs Officer, will succeed Mr. Glasscock. Ms. Braly was not a Named Executive Officer for 2006. Mr. Glasscock will continue to serve the Board as its non-executive Chairman, in accordance with the succession plan approved by the Board. For a discussion of Mr. Glasscock’s compensation as Chairman of the Board, see “Compensation of Non-Employee Directors—Compensation of the Chairman of the Board.”

In connection with Ms. Braly’s promotion, we have entered into an employment agreement with her, dated as of February 24, 2007 and effective as of June 1, 2007, which will replace Ms. Braly’s previous employment agreement with us, dated November 1, 2006. Under her new employment agreement, a copy of which has been filed with our public filings with the SEC, Ms. Braly will serve as our President and Chief Executive Officer commencing June 1, 2007, for a term of at least three years, which term will then be extended each day by one day until a date that is the first annual anniversary of the first date on which either party gives the other notice of non-renewal. Ms. Braly will also become a member of the Board commencing June 1, 2007.

Ms. Braly will receive a base annual salary of $1,100,000 and will be eligible to receive an annual target incentive bonus of not less than 120% of her base salary. Ms. Braly will be eligible to participate in our equity incentive plans on a basis commensurate with her position, performance, and competitive practice, all determined by the Committee in its sole discretion. Ms. Braly, her spouse and their eligible dependents will be entitled to participate in any of our employee benefit plans, at a level commensurate with her position, subject to satisfying the applicable eligibility requirements. Upon termination of her employment under certain circumstances, she will be eligible to continue receipt of such benefits.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Compensation Committee

William J. Ryan, Chairperson

Sheila P. Burke

Jane G. Pisano

Senator Donald W. Riegle, Jr.

Jackie M. Ward

Summary Compensation Table

The following table sets forth the total compensation paid or earned by each of our Named Executive Officers for the fiscal year ended December 31, 2006.

Name & Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
Larry C. Glasscock Chairman, President & CEO	2006	$1,290,385	$0	$4,192,308	$11,740,091	$2,013,206	$4,320,893	$329,286	$23,886,169
David C. Colby Vice Chairman, Chief Financial Officer and EVP	2006	$703,295	$1,129,610	$2,511,731	$2,671,357	$666,190	$472,944	$259,950	$8,415,077
Joan E. Herman President & CEO Specialty, Senior and State Sponsored Business and EVP	2006	$627,301	$941,925	$2,128,071	$1,801,216	$416,127	$416,161	$223,944	$6,554,745
Alice F. Rosenblatt EVP, Integration and Information Management Officer and Chief Actuary	2006	$540,202	$857,540	$2,059,675	$2,145,195	$451,501	$415,428	$182,245	$6,651,786
John S. Watts, Jr. Group Vice President, President & CEO Commercial & Consumer Business and EVP	2006	$626,195	$899,469	$2,207,410	$1,824,877	$424,450	$442,799	$197,160	$6,622,360
Keith R. Faller Former EVP, President & CEO Central Region	2006	$674,255	$0	$1,392,992	$3,470,484	$572,577	$120,670	$154,542	$6,385,520
Michael A. Stocker, M.D. Former EVP, President & CEO East Region	2006	$675,384	$5,580,075	$2,666,804	$2,281,059	$818,139	$881,036	$2,657,598	$15,560,095

(1)

For Mr. Colby, Ms. Herman, Ms. Rosenblatt and Mr. Watts, the amounts in this column represent the merger completion bonus under the WHN Officer Change in Control Plan. See “Compensation Plans—Other Executive Severance Arrangements—WellPoint Health Networks Inc. Officer Change in Control Plan.” For Dr. Stocker, the amount in this column represents payment in accordance with his employment agreement that was amended at the time of our acquisition of WellChoice.

(2)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R (except disregarding the estimated forfeitures related to service-based vesting conditions) of stock awards pursuant to our stock incentive plans and thus may include amounts from stock awards granted in and prior to 2006.

(3)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R (except disregarding the estimated forfeitures related to service-based vesting conditions) of stock option awards pursuant to our stock incentive plans and thus include amounts from stock option awards granted in and prior to 2006. For awards granted in 2006, the assumptions used in the calculation of the grant date fair value of the options were 0.00% dividend yield, 26.00% volatility, 5.0 years expected life and 4.59% risk-free interest rate. For awards granted in 2005, the assumptions used in the calculation of the grant date fair value of the options were 0.00% dividend yield, 28.00% volatility, 3.8 years expected life and 4.09% risk-free interest rate. For awards granted in 2004 to Mr. Glasscock and Mr. Faller, the assumptions used in the calculation of the grant date fair value of the options were 0.00% dividend yield, 37.00% volatility, 4.5 years expected life and 3.56% risk-free interest rate. For awards granted in 2004 to Mr. Colby to convert his pre-merger WHN options, the assumptions used in the calculation of the grant date fair value of the options were 0.00% dividend yield, 33.00% volatility, 2.9 years expected life and 3.07% risk-free interest rate. For awards granted in 2003 to Mr. Glasscock and Mr. Faller, the assumptions used in the calculation of the grant date fair value of the options were 0.00% dividend yield, 46.00% volatility, 4.3 years expected life and 2.60% risk-free interest rate.

(4)

The amounts in this column represent cash AIP awards earned during 2006 which were paid in 2007. Mr. Glasscock, Mr. Colby and Ms. Rosenblatt’s awards were earned at 111.44% of the target award. Ms. Herman’s and Mr. Watts’ awards were earned at 82.92% of the target award. Mr. Faller’s award was earned at 106.15% of the target award. Dr. Stocker’s award was earned at 151.68% of the target award. The AIP is discussed in further detail on page 52.

(5)

The amounts in this column reflect the increase in the actuarial present value of the Named Executive Officer’s benefits under all pension plans established by us from such pension plans’ applicable measurement date used for financial statement reporting purposes with respect to our 2005 audited financial statements to the applicable measurement date used with respect to our 2006 audited financial statements. These amounts were determined using discount rate, lump sum interest rate, post-retirement mortality rates and payment distribution assumptions consistent with those used in our financial statements and include amounts which the Named Executive Officers may not currently be entitled to receive because such amounts are not vested. We do not provide above market return on deferred compensation so no deferred compensation earnings are included in this column.

(6)

The amounts in this column include perquisites and other personal benefits unless the total amount of perquisites received by the Named Executive Officer does not exceed $10,000. In accordance with SEC regulations, where the perquisites received by a Named Executive Officer meet the reporting threshold, each perquisite is identified and each perquisite valued at the greater of $25,000 or 10% of total perquisites is also separately quantified in this footnote. The amounts in this column include cash and reimbursements as part of the WellPoint Directed Executive Compensation Plan (“DEC”), as described on page 55, and the cost of an executive physical. These perquisites and other personal benefits are detailed in the following table:

Name	DEC Cash	DEC Reimbursements	Executive Physical
Larry C. Glasscock	$42,000	$13,000	$4,834
David C. Colby	$30,000	$14,950	$0
Joan E. Herman	$30,000	$14,950	$1,350
Alice F. Rosenblatt	$30,000	$14,950	$1,484
John S. Watts, Jr.	$30,000	$8,750	$1,841
Keith R. Faller	$30,000	$13,000	$0
Michael A. Stocker, M.D.	$0	$0	$0

The amount shown for each Named Executive Officer as “DEC cash” is the amount of cash actually paid to the Named Executive Officer as cash credits under the DEC. The DEC reimbursements and executive physical amounts are the actual amounts paid to each provider of the benefits.

Additional perquisites and personal benefits received by the Named Executive Officers in 2006 included in the table consist of:

•	For Messrs. Watts and Faller, travel expenses for spouses to attend company events.

•

For Mr. Glasscock, the aggregate incremental cost to us of his use of the corporate aircraft to attend board meetings of another public company for which Mr. Glasscock serves as a board member, at the request of our Board, to fulfill professional development goals. In addition, Mr. Glasscock’s spouse accompanied him on one business trip, at no incremental cost to us.

•	For Mr. Colby, relocation related expenses paid by us.

•	For Dr. Stocker, legal services provided at our expense and the cost of a private car service.

The amounts in this column also include matching contributions made by us under the applicable 401(k) and deferred compensation plans and cash in lieu of paid time off balances as part of the integration of benefits from pre-merger companies. These amounts are detailed in the following table:

Name	401(k) Match	Deferred Comp Match	PTO Cash-out
Larry C. Glasscock	$13,200	$251,726	$0
David C. Colby	$13,199	$166,746	$33,750
Joan E. Herman	$8,305	$142,485	$26,854
Alice F. Rosenblatt	$13,196	$117,460	$5,155
John S. Watts, Jr.	$13,200	$132,252	$9,447
Keith R. Faller	$13,199	$90,376	$0
Michael A. Stocker, M.D.	$6,600	$181,064	$0

For Messrs. Glasscock, Watts and Faller, the amounts in this column also include tax gross-up payments for imputed income related to spousal travel. Beginning in 2007, we will no longer make tax gross-up payments to executive officers for their spouses’ travel to company events. For Mr. Colby, the amounts in this column also include a tax gross-up payment for the imputed income on relocation related expenses paid by us. In each case, the tax gross-up payment was less than $10,000.

For Dr. Stocker, the amount in this column also includes $2,451,781 in a tax gross-up payment for excise taxes paid in relation to our acquisition of WellChoice.

Grants of Plan Based Awards

Name	Grant Date		Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/ Share)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
				Threshold	Target	Maximum	Threshold	Target	Maximum
Larry C. Glasscock	—		—	$90,327	$1,806,538	$3,613,077	—	—	22,958
	3/1/2006	(4)	3/1/2006							40,000			$3,063,600
	3/1/2006	(5)	3/1/2006								320,000	$76.59	$7,820,800
	3/1/2006	(6)	3/1/2006							4,028			$308,505

David C. Colby	—		—	$29,890	$597,801	$1,195,602	—	—	7,597
	3/1/2006	(4)	3/1/2006							12,500			$975,375
	3/1/2006	(5)	3/1/2006								100,000	$76.59	$2,444,000
	3/1/2006	(6)	3/1/2006							1,459			$111,745

Joan E. Herman	—		—	$25,092	$501,841	$1,003,682	—	—	6,377
	3/1/2006	(4)	3/1/2006							10,000			$765,900
	3/1/2006	(5)	3/1/2006								80,000	$76.59	$1,955,200
	3/1/2006	(6)	3/1/2006							810			$62,038

Alice F. Rosenblatt	—		—	$20,258	$405,152	$810,303	—	—	5,149
	3/1/2006	(4)	3/1/2006							8,333			$638,224
	3/1/2006	(5)	3/1/2006								66,667	$76.59	$1,629,341
	3/1/2006	(6)	3/1/2006							998			$76,437

Name	Grant Date		Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/ Share)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
				Threshold	Target	Maximum	Threshold	Target	Maximum
John S. Watts, Jr.	—		—	$25,594	$511,879	$1,023,759	—	—	6,505
	3/1/2006	(4)	3/1/2006							10,000			$765,900
	3/1/2006	(5)	3/1/2006								80,000	$76.59	$1,955,200
	3/1/2006	(6)	3/1/2006							1,016			$77,815
	11/1/2006	(7)	8/29/2006							20,000			$1,502,600
	11/1/2006	(7)	8/29/2006								40,000	$75.13	$958,964

Keith R. Faller	—		—	$26,970	$539,404	$1,078,808	—	—	6,855
	3/1/2006	(4)	3/1/2006							11,667			$893,576
	3/1/2006	(5)	3/1/2006								93,333	$76.59	$2,281,059
	3/1/2006	(6)	3/1/2006							4,490			$343,889

Michael A. Stocker, M.D.	—		—	$26,969	$539,385	$1,079,769	—	—	6,855
	3/1/2006	(4)	3/1/2006							11,667			$893,576
	3/1/2006	(5)	3/1/2006								93,333	$76.59	$2,281,059

(1)

These columns show the range of payouts targeted for 2006 performance under the AIP. Actual cash payments for 2006 performance were made in March 2007 and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” The plan includes various measures of our performance, which each have a different weight and an independent threshold performance level. For each measure except one, there is no payment for performance below the target for such measure. For one measure, there is a 50% payout for performance at 95% of the target for such measure. If there is no payment on one or more measures, a payment can still be earned based on performance against the other measures. The threshold payment shown in this column assumes the Named Executive Officer met the threshold for only the lowest weighted performance measure. This payment would be 5% of the target payout. The maximum cash payment is 200% of target; the maximum total payment under the plan is 300% of target, with payment above 200% of target made in restricted stock. The maximum equity award was estimated based on the closing price on December 29, 2006 of $78.69. Because none of the Named Executive Officers achieved more than 200% of target under the plan in 2006, no restricted stock was granted for 2006 performance under the AIP.

(2)	All options were granted at an exercise price equal to the fair market value based on the closing market value of our common stock on the NYSE on the date of grant.

(3)

The grant date fair value of these awards was calculated in accordance with FAS 123R. There is no assurance that the value realized by an executive, if any, will be at or near the amounts shown in this column. Future compensation resulting from option grants will be based solely on the performance of our stock price.

(4)	Represents the number of restricted shares granted to each Named Executive Officer as an annual grant under the WellPoint 2006 Incentive Compensation Plan.

(5)	Represents the number of stock options granted to each Named Executive Officer as an annual grant under the WellPoint 2006 Incentive Compensation Plan.

(6)	These grants were based on 2005 performance under the AIP. Under this plan, any bonus earned over 200% of target was paid in restricted stock.

(7)	We completed a reorganization of our leadership positions in November 2006. These special retention grants were made to recognize the increased role of certain key executives.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Larry C. Glasscock					77,362	$6,087,616
	160,000	0	$35.930	5/3/2012
	400,000	0	$35.850	5/12/2013
	266,666	133,334	$44.180	5/17/2014
	199,999	200,001	$63.360	4/4/2015
	53,333	266,667	$76.590	3/1/2016

David C. Colby					61,860	$4,867,763
	27,364	0	$10.965	8/31/2007
	90,272	0	$14.250	2/10/2009
	223,200	0	$13.785	2/10/2010
	229,152	0	$19.450	1/31/2011
	119,040	0	$17.460	6/3/2011
	267,840	0	$25.605	2/6/2012
	285,200	0	$27.550	2/4/2013
	173,600	34,720	$41.030	1/25/2014
	106,662	0	$43.860	2/11/2008
	118,478	0	$43.860	2/10/2009
	242,796	0	$43.860	8/31/2007
	64,999	65,001	$63.360	4/4/2015
	16,666	83,334	$76.590	3/1/2016

Joan E. Herman					51,211	$4,029,794
	14,350	0	$61.030	2/10/2009
	5,498	0	$61.030	2/10/2010
	1,930	0	$61.030	1/31/2011
	18,850	0	$61.030	2/6/2012
	54,864	0	$61.030	2/4/2013
	16,696	0	$61.030	1/25/2014
	0	26,452	$41.030	1/25/2014
	49,999	50,001	$63.360	4/4/2015
	13,333	66,667	$76.590	3/1/2016
Alice F. Rosenblatt					42,665	$3,357,309
	17,216	0	$66.500	2/10/2009
	25,678	0	$66.500	2/10/2010
	10,000	0	$66.500	6/3/2011
	108,835	0	$66.500	2/6/2012
	24,285	0	$66.500	2/4/2013
	0	24,800	$41.030	1/25/2014
	39,999	40,001	$63.360	4/4/2015
	11,111	55,556	$76.590	3/1/2016
John S. Watts, Jr.					71,417	$5,619,804
	79,362	26,452	$41.030	1/25/2014
	49,999	50,001	$63.360	4/4/2015
	13,333	66,667	$76.590	3/1/2016
	0	40,000	$75.130	11/1/2016

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Keith R. Faller					26,991	$2,123,922
	64,999	65,001	$63.360	4/4/2015
	15,555	77,778	$76.590	3/1/2016
Michael A. Stocker, M.D.					41,667	$3,278,776
	266	45,342	$36.540	9/22/2014
	15,555	77,778	$76.590	3/1/2016

(1)	The vesting schedule is shown below based on the expiration dates of the above grants:

Option Expiration Date	Vesting Schedule
1/25/2014	All remaining vested on January 26, 2007
5/17/2014	All remaining vest on May 17, 2007
9/22/2014	Vest in equal monthly installments from January 22, 2007 through September 22, 2007
4/4/2015	Vest in equal installments on April 4, 2007, October 4, 2007 and April 4, 2008
3/1/2016	Vest in equal installments on March 1, 2007, September 1, 2007, March 1, 2008, September 1, 2008 and March 1, 2009
11/1/2016	Vest in equal installments on May 1, 2007, November 1, 2007, May 1, 2008, November 1, 2008, May 1, 2009 and November 1, 2009

(2)	The vesting dates for unvested restricted stock grants are shown below:

Name	Date	Shares
Larry C. Glasscock	03/01/2007	14,675
	03/01/2008	14,676
	03/01/2009	14,677
	04/04/2007	16,667
	04/04/2008	16,667
David C. Colby	12/01/2007	30,000
	01/26/2007	7,067
	04/04/2007	5,417
	04/04/2008	5,417
	03/01/2007	4,652
	03/01/2008	4,653
	03/01/2009	4,654
Joan E. Herman	12/01/2007	25,000
	01/26/2007	7,067
	04/04/2007	4,167
	04/04/2008	4,167
	03/01/2007	3,603
	03/01/2008	3,603
	03/01/2009	3,604

Name	Date	Shares
Alice F. Rosenblatt	12/01/2007	20,000
	01/26/2007	6,667
	04/04/2007	3,333
	04/04/2008	3,334
	03/01/2007	3,109
	03/01/2008	3,111
	03/01/2009	3,111
John S. Watts, Jr.	12/01/2007	25,000
	01/26/2007	7,067
	04/04/2007	4,167
	04/04/2008	4,167
	03/01/2007	3,671
	03/01/2008	3,672
	03/01/2009	3,673
	11/01/2008	10,000
	11/01/2009	10,000
Keith R. Faller	04/04/2007	5,417
	04/04/2008	5,417
	03/01/2007	5,385
	03/01/2008	5,386
	03/01/2009	5,386
Michael A. Stocker, M.D.	05/01/2007	30,000
	03/01/2007	3,889
	03/01/2008	3,889
	03/01/2009	3,889

(3)	These amounts are calculated by multiplying $78.69, the closing price of our common stock on December 29, 2006, by the applicable number of shares.

Option Exercises and Stock Vested in 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Larry C. Glasscock	240,000	$9,531,056	248,854	$19,009,370
David C. Colby	0	$0	42,483	$3,223,811
Joan E. Herman	274,507	$11,152,158	36,233	$2,747,398
Alice F. Rosenblatt	210,542	$10,066,295	30,000	$2,273,432
John S. Watts, Jr.	78,534	$3,857,592	36,233	$2,747,398
Keith R. Faller	100,000	$3,531,254	95,540	$7,287,833
Michael A. Stocker, M.D.	298,719	$12,273,355	0	$0

(1)	Includes the following shares:

•	Shares that vested pursuant to the Anthem 2001-2003 Long-Term Incentive Plan:

Larry C. Glasscock	232,188 shares
Keith R. Faller	65,124 shares

•	Shares that vested pursuant to grants made at the time of the merger of WHN with us:

David C. Colby	30,000 shares
Joan E. Herman	25,000 shares
Alice F. Rosenblatt	20,000 shares
John S. Watts, Jr.	25,000 shares
Keith R. Faller	25,000 shares

•	Shares that vested within the Deferred Compensation Plan, the value of which are also included in the Nonqualified Deferred Compensation table on page 49:

David C. Colby	7,067 shares
Joan E. Herman	7,067 shares
Alice F. Rosenblatt	6,667 shares
John S. Watts, Jr.	7,067 shares

•	Shares that vested from the 2005 annual grant:

Larry C. Glasscock	16,666 shares
David C. Colby	5,416 shares
Joan E. Herman	4,166 shares
Alice F. Rosenblatt	3,333 shares
John S. Watts, Jr.	4,166 shares
Keith R. Faller	5,416 shares

(2)	Amounts are calculated by multiplying the number of shares vesting by the market value of our common stock on the vesting date.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of our Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under each of the specified plans, computed as of September 30, 2006, the same pension plan measurement date used for financial reporting purposes with respect to our 2006 audited financial statements. Information regarding the specified plans can be found under the heading “Compensation Plans” beginning on page 52.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During the Last Fiscal Year ($)
Larry C. Glasscock(2),(3)	WellPoint Cash Balance Pension Plan	13.00	$91,739	$0
	Supplemental Pension Benefit portion of the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan	13.00	1,162,856	0
	The Employment Agreement between Larry C. Glasscock and WellPoint, Inc.	13.00	25,168,236	0

	Total		$26,422,831

David C. Colby	WellPoint Cash Balance Pension Plan(4)	7.00	$47,714	$0
	Supplemental Pension Benefit portion of the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan(4)	7.00	233,722	0
	WellPoint Health Networks Inc. Supplemental Executive Retirement Plan(5)	12.08	3,689,645	0

	Total		$3,971,081

Joan E. Herman	WellPoint Cash Balance Pension Plan(4)	6.00	$40,368	$0
	Supplemental Pension Benefit portion of the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan(4)	6.00	145,029	0
	WellPoint Health Networks Inc. Supplemental Executive Retirement Plan(5)	11.33	3,120,901	0

	Total		$3,306,298

Alice F. Rosenblatt(3)	WellPoint Cash Balance Pension Plan	17.00	$86,052	$0
	Supplemental Pension Benefit portion of the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan	17.00	187,086	0
	WellPoint Health Networks Inc. Supplemental Executive Retirement Plan(5)	20.00	4,493,131	0

	Total		$4,766,269

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During the Last Fiscal Year ($)
John S. Watts, Jr.	WellPoint Cash Balance Pension Plan(4)	9.00	$61,301	$0
	Supplemental Pension Benefit portion of the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan(4)	9.00	72,214	0
	WellPoint Health Networks Inc. Supplemental Executive Retirement Plan(5)	14.17	2,181,305	0

	Total		$2,314,820

Keith R. Faller(3),(6)	WellPoint Cash Balance Pension Plan	36.50	$906,104	$0
	Supplemental Pension Benefit portion of the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan	36.50	1,634,335	0

	Total		$2,540,439

Michael A. Stocker, M.D.(3)	Empire Blue Cross Blue Shield Cash Balance Pension Plan	11.92	$313,785	$0
	Empire Blue Cross Blue Shield Supplemental Cash Balance Pension Plan	11.92	3,421,485	0

	Total		$3,735,270

(1)

Assumptions used in the calculation of the amounts in this column are included in footnote 17 to our audited consolidated financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2007.

(2)

The number of years of credited service under these plans is approximately 5.75 years more than Mr. Glasscock’s number of years of actual service. Pursuant to the terms of the plans, Mr. Glasscock received additional years of credited service equal to the number of years of employment at another Blue Cross Blue Shield licensee. The amounts shown in the Present Value of Accumulated Benefit column in this table includes $352,072, in aggregate, associated with these additional years of credited service.

(3)	The Named Executive Officer is eligible for early retirement under the plans listed.

(4)

The number of years of credited service under these plans is approximately two years less than the Named Executive Officer’s years of actual service, because the predecessor plans were frozen. There is no resulting increase in benefits from the reduced number of years of credited service.

(5)

The number of years of credited service under this plan is approximately three years more than the number of years of actual service for this Named Executive Officer due to the fact that a change in control occurred under the WHN Officer Change in Control Plan, in which the Named Executive Officer is a participant. The amount shown in the Present Value of Accumulated Benefit column in this table includes the following amounts associated with these additional years of credited service:

David C. Colby	$1,585,321
Joan E. Herman	$1,353,906
Alice F. Rosenblatt	$959,702
John S. Watts, Jr.	$860,414

(6)

Since these calculations are as of September 30, 2006, the amounts shown in the Present Value of Accumulated Benefit column in this table do not reflect Mr. Faller’s actual early retirement as of December 29, 2006. If Mr. Faller’s retirement was taken into account, the amounts shown in the Present Value of Accumulated Benefit column in this table would increase by $298,025.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year(1)($)	WellPoint Contributions in Last Fiscal Year(2)($)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals / Distributions(3)($)	Aggregate Balance at Last Fiscal Year End(4)($)
Larry C. Glasscock	$251,726	$443,998	$134,432	$0	$15,277,781
David C. Colby	$166,745	$166,746	$518,585	$615,381	$9,003,977
Joan E. Herman	$215,599	$142,485	$510,204	$611,848	$8,876,597
Alice F. Rosenblatt	$117,456	$253,207	$108,542	$915,626	$2,851,102
John S. Watts, Jr.	$132,252	$132,252	$(65,946)	$793,504	$4,115,116
Keith R. Faller	$95,356	$169,047	$336,899	$0	$11,042,717
Michael A. Stocker, M.D.	$362,128	$181,064	$616,741	$0	$6,188,132

(1)	These amounts are also included in the Summary Compensation Table on page 39.

(2)

These amounts are also included in the Summary Compensation Table on page 39. In addition, the following amounts included in this column represent our contribution to the supplemental pension portion of the Deferred Compensation Plan and are also included in the amount of the Present Value of Accumulated Benefit column of the Pension Benefits table beginning on page 47:

Larry C. Glasscock	$192,272
Alice F. Rosenblatt	$135,747
Keith R. Faller	$78,670

(3)

Includes the distribution of restricted stock that was placed in the Deferred Compensation Plan on January 26, 2004. These shares are also reflected in the Stock Awards columns on the Option Exercises and Stock Vested in 2006 table on page 46. The amount of the distribution that was also reported in that table is:

David C. Colby	$526,492
Joan E. Herman	$526,492
Alice F. Rosenblatt	$496,692
John S. Watts, Jr.	$526,492

(4)

Includes the supplemental pension portion of the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). This balance is also reported in the Pension Benefits table beginning on page 47. The amount of the balance that was also reported in that table is:

Larry C. Glasscock	$1,162,856
David C. Colby	$233,722
Joan E. Herman	$145,029
Alice F. Rosenblatt	$187,086
John S. Watts, Jr.	$72,214
Keith R. Faller	$1,634,335

Also includes unvested restricted stock that was placed in the Deferred Compensation Plan on January 26, 2004. These shares are also reflected in the Stock Awards columns of the Outstanding Equity Awards at Fiscal Year-End table beginning on page 43. The portion of the balance that was also reported in that table is:

David C. Colby	$556,102
Joan E. Herman	$556,102
Alice F. Rosenblatt	$524,626
John S. Watts, Jr.	$556,102

Potential Payments Upon Termination or Change in Control

The following table describes the potential additional payments and benefits under our compensation and benefit plans and arrangements to which the Named Executive Officers would be entitled upon termination of employment. The Named Executive Officers would also be entitled to vested benefits and generally available benefits under our various plans and arrangements, as discussed after the following table. The following includes the various types of circumstances that would trigger payments and benefits under plans, agreements and arrangements currently in effect, but it is always possible that different arrangements could be negotiated in connection with an actual termination of employment or change in control. Further, the amounts shown are estimates and are based on numerous assumptions, including that employment terminated on December 29, 2006 (i.e., the last business day in 2006 on which securities were traded on the NYSE). Therefore, the actual amounts of the payments and benefits that would be received by the Named Executive Officers could be more or less than the amounts set forth below, and can only be determined at the time of an actual termination of employment event.

	Cash Severance		Bonus for Year of Termination	Acceleration or Continuation of Equity Awards(1)	Continuation of Executive Benefits	Continuation of Health & Life Coverage	Post- Termination Benefits		Unvested Deferred Comp(2)	Total Additional Post Termination Payment & Benefit Value
Larry C. Glasscock
Company initiated (not for cause) or good reason termination following a change in control	$9,360,000	(3)	$2,013,206	$14,314,988	$0	$22,320	$190,000	(4)	$0	$25,900,514
Company initiated (not for cause) or good reason	9,360,000	(3)	2,013,206	14,314,988	0	22,320	190,000	(4)	0	25,900,514
Retirement	0		2,013,206	14,314,988	0	0	190,000	(4)	0	16,518,194
Resignation (not for good reason)	0		2,013,206	14,314,988	0	0	0		0	16,328,194
Death	0		2,013,206	14,314,988	0	0	0		0	16,328,194
Long-term disability	0		2,013,206	14,314,988	0	0	0		0	16,328,194
For cause	0		0	0	0	0	0		0	0

David C. Colby
Company initiated (not for cause) or good reason termination following a change in control(5)	$3,488,493		$1,326,286	$7,346,785	$45,000	$22,320	$45,000	(6)	$451,047	$12,724,931
Company initiated (not for cause) or good reason(5)	3,488,493		1,326,286	1,863,657	45,000	22,320	45,000	(6)	451,047	7,241,803
Retirement	0		666,190	7,346,785	0	0	0		451,047	8,464,022
Resignation	0		666,190	0	0	0	0		0	666,190
Death	0		666,190	7,346,785	0	0	0		451,047	8,464,022
Long-term disability	0		666,190	7,346,785	0	0	0		451,047	8,464,022
For cause	0		0	0	0	0	0		0	0

Joan E. Herman
Company initiated (not for cause) or good reason termination following a change in control(5)	$3,689,451		$1,036,344	$5,932,492	$45,000	$22,320	$45,000	(6)	$284,610	$11,055,217
Company initiated (not for cause) or good reason(5)	3,689,451		1,036,344	1,552,285	45,000	22,320	45,000	(6)	284,610	6,675,010
Retirement	0		416,127	5,932,492	0	0	0		284,610	6,633,229
Resignation	0		416,127	0	0	0	0		0	416,127
Death	0		416,127	5,932,492	0	0	0		284,610	6,633,229
Long-term disability	0		416,127	5,932,492	0	0	0		284,610	6,633,229
For cause	0		0	0	0	0	0		0	0

	Cash Severance	Bonus for Year of Termination	Acceleration or Continuation of Equity Awards(1)	Continuation of Executive Benefits	Continuation of Health & Life Coverage	Post- Termination Benefits		Unvested Deferred Comp(2)	Total Additional Post Termination Payment & Benefit Value
Alice F. Rosenblatt
Company initiated (not for cause) or good reason termination following a change in control(5)	$2,607,957	$845,464	$5,021,160	$45,000	$22,320	$45,000	(6)	$281,689	$8,868,590
Company initiated (not for cause) or good reason(5)	2,607,957	845,464	5,021,160	45,000	22,320	45,000	(6)	281,689	8,868,590
Retirement	0	451,501	5,021,160	0	0	0		281,689	5,754,350
Resignation	0	451,501	5,021,160	0	0	0		0	5,472,661
Death	0	451,501	5,021,160	0	0	0		281,689	5,754,350
Long-term disability	0	451,501	5,021,160	0	0	0		281,689	5,754,350
For cause	0	0	0	0	0	0		0	0

John S. Watts, Jr.
Company initiated (not for cause) or good reason termination following a change in control(5)	$4,929,244	$866,919	$7,664,902	$135,000	$22,320	$45,000	(6)	$295,330	$13,958,715
Company initiated (not for cause) or good reason(5)	4,929,244	866,919	1,552,285	45,000	22,320	45,000	(6)	295,330	7,756,098
Retirement	0	424,450	7,664,902	0	0	0		295,330	8,384,682
Resignation	0	424,450	0	0	0	0		0	424,450
Death	0	424,450	7,664,902	0	0	0		295,330	8,384,682
Long-term disability	0	424,450	7,664,902	0	0	0		295,330	8,384,682
For cause	0	0	0	0	0	0		0	0

Keith R. Faller(7)
Retirement	$0	$572,577	$3,283,721	$0	$0	$0		$0	$3,856,298

Michael A. Stocker, M.D.(8)
Company initiated (not for cause) following a change in control	$0	$818,139	$5,353,275	$0	$0	$0		$0	$6,171,414
Company initiated (not for cause)	0	818,139	5,353,275	0	0	0		0	6,171,414
Retirement	0	818,139	2,992,575	0	0	0		0	3,810,714
Resignation	0	818,139	2,992,575	0	0	0		0	3,810,714
Death	0	818,139	4,759,481	0	0	0		0	5,577,620
Long-term disability	0	818,139	4,759,481	0	0	0		0	5,577,620
For cause	0	0	0	0	0	0		0	0

(1)

For all Named Executive Officers, all unvested equity awards will vest immediately upon termination following a change in control or due to death or long-term disability. For Mr. Glasscock, Ms. Rosenblatt and Dr. Stocker, upon a Company initiated (not for cause) or, for Mr. Glasscock and Ms. Rosenblatt good reason termination, all unvested equity awards will vest immediately upon termination. For Mr. Colby, Ms. Herman and Mr. Watts, upon a Company initiated (not for cause) or good reason termination, all unvested equity awards granted prior to the November 30, 2004 merger of WHN with us would immediately vest. These remaining pre-merger unvested equity awards vested on January 26, 2007. Upon an eligible retirement, unvested equity awards will continue to vest on the existing vesting schedule. Mr. Glasscock, Ms. Rosenblatt, Mr. Faller and Dr. Stocker are currently retirement eligible; therefore, they would also have continued vesting upon resignation.

The amounts in this column represent (1) for stock option awards, the amount that could be realized from the exercise of all stock options held by the Named Executive Officer that would vest upon the indicated termination, which is calculated by subtracting the exercise price of the option from the market price of a share of our common stock on December 29, 2006, and multiplying the result by the total number of shares that could be acquired on exercise at that exercise price, and (2) for restricted stock awards, the value of the unvested restricted shares held by the Named Executive Officer that would vest upon the indicated termination, which is calculated by multiplying the number of such shares by the market price of a share of our common stock on December 29, 2006.

(2)

Mr. Colby, Ms. Herman, Ms. Rosenblatt and Mr. Watts have unvested balances in the Deferred Compensation Plan related to WHN’s 2003 annual bonus plan and a deferred restricted stock award granted on January 26, 2004. These amounts will vest upon the indicated terminations. The portion of the unvested balance in the Deferred Compensation Plan that represents the 2004 deferred restricted stock award is reported in the Acceleration or Continuation of Equity Awards column and is therefore not included in this column. The 2003 bonuses vested on March 15, 2007. The 2004 deferred restricted stock awards vested on January 26, 2007.

(3)

This amount is equal to three times the sum of 2006 salary plus 2006 target bonus based on the provisions of Mr. Glasscock’s employment agreement. If a change in control occurs, this amount would be paid in a lump sum; if a Company initiated (not for cause) or good reason termination occurs, this amount would be paid in installments over three years.

(4)	Mr. Glasscock is eligible to receive a $23,750 quarterly office support stipend for two years following the indicated terminations.

(5)

Mr. Colby, Ms. Herman, Ms. Rosenblatt and Mr. Watts are covered by the WHN Officer Change in Control Plan through November 30, 2007. The amounts shown for the indicated terminations reflect the benefits payable under this plan. The cash severance amounts were calculated as described in “Compensation Plans—Other Executive Severance Arrangements—WellPoint Health Networks Inc. Officer Change in Control Plan.” A three-year continuation of financial planning and health coverage would also be provided under this plan upon the indicated terminations.

(6)	Outplacement services available under the WHN Officer Change in Control Plan.

(7)	Mr. Faller retired on December 29, 2006.

(8)	Dr. Stocker will retire pursuant to his amended employment agreement on May 1, 2007.

The Named Executive Officers would also be entitled to the vested benefits included in the Outstanding Equity Awards at Fiscal Year-End table beginning on page 43, the Nonqualified Deferred Compensation table on page 49 and the Pension Benefits table beginning on page 47. In addition, the amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay, health benefits and distribution of account balances under the 401(k) Plan. The Named Executive Officers are also participants in plans and arrangements that provide for a tax gross-up if the Named Executive Officer is subject to excise taxes; however, none of the payments owed to the Named Executive Officers upon the indicated terminations triggered any excise taxes.

COMPENSATION PLANS

Annual Incentive Plan

Under the Annual Incentive Plan (the “AIP”), participants are eligible to receive cash awards based upon the achievement of performance measures established by the Compensation Committee. Such cash awards are stated as a percentage of earnings payable to the eligible associates, with a range of targets from 5% to 140%. Actual amounts payable are adjusted up or down for performance at or above targeted levels of performance, with a maximum award of 200% of target (excluding officers and other designated associates whose maximum award is 300% of target). If the award exceeds 200%, the maximum cash award is 200% of target. Earned amounts in excess of 200% are paid in restricted stock issued under the WellPoint 2006 Incentive Compensation Plan that vests over three years, except that the restricted stock will vest immediately if the executive retires or is terminated by us without cause. Amounts payable under the AIP are paid during the year immediately following the performance year and are payable only upon approval of the Compensation Committee. Participants must have been employed on or before October 1 of the performance year in order to receive a payment under the AIP. Also, participants must have been actively employed by us on the last business day of the plan year to receive an award. In the event of a death, qualified retirement or an approved disability of a participant during a plan year, a prorated amount may be payable.

WellPoint 2006 Incentive Compensation Plan

The WellPoint 2006 Incentive Compensation Plan (the “2006 Stock Plan”) was approved by our shareholders on May 16, 2006. The purpose of the 2006 Stock Plan is to promote our interests and the interests of our shareholders and to further align the interests of our associates with our shareholders, directors and executives. The Compensation Committee selects the directors, executives and associates to participate in the 2006 Stock Plan. The Compensation Committee administers the 2006 Stock Plan and has discretion to determine whether to grant incentive awards, the types of incentive awards to grant and any requirements and restrictions relating to incentive awards. The 2006 Stock Plan is an omnibus plan, which allows for the grant of stock options, stock, restricted stock, restricted stock units, phantom stock, stock appreciation rights and performance awards. The Compensation Committee is also authorized to grant shares of restricted and unrestricted common stock in lieu of obligations to pay cash under other plans and compensatory arrangements, including the AIP.

The 2006 Stock Plan reserves for issuance for incentive awards to associates and non-employee directors 27,000,000 shares of our common stock, plus any additional shares of our common stock subject to outstanding options or other awards under the Anthem 2001 Stock Incentive Plan that expired, were forfeited or otherwise terminated unexercised on or after March 15, 2006, less the number of shares of our common stock subject to options or other awards that were granted under the Anthem 2001 Stock Incentive Plan between March 15, 2006 and the date of our 2006 annual meeting of shareholders.

Anthem 2001 Stock Incentive Plan

The Anthem 2001 Stock Incentive Plan (the “2001 Plan”) was approved by our shareholders on May 12, 2003. Under the 2001 Plan, directors, executives and associates received equity-based compensation, including stock options, restricted stock and restricted stock units. The Compensation Committee was also authorized to grant shares of restricted and unrestricted common stock in lieu of obligations to pay cash under other plans and compensatory arrangements, including the AIP and the Anthem 2001-2003 Long-Term Incentive Plan. Upon the adoption of the 2006 Stock Plan, no new equity awards may be issued from the 2001 Plan.

WHN Stock Incentive Plans

The WellPoint Health Networks Inc. 1999 Stock Incentive Plan (the “1999 Plan”) was approved by WHN’s stockholders on May 11, 1999. Under the 1999 Plan, employees of WHN and its subsidiaries received equity-based compensation, including restricted stock and stock options. At the time of our merger with WHN, WHN employees and directors also had stock options outstanding under (1) the WellPoint Health Networks Inc. 2000 Stock Option Plan (the “2000 Plan”); (2) the RightCHOICE Managed Care, Inc. 2001 Stock Incentive Plan, the RightCHOICE Managed Care, Inc. 1994 Equity Incentive Plan and the RightCHOICE Managed Care, Inc. Nonemployee Directors’ Stock Option Plan, which were assumed by WHN in connection with WHN’s merger with RightCHOICE Managed Care, Inc. in 2002; and (3) the Cobalt Corporation Equity Incentive Plan, which was assumed by WHN in connection with WHN’s merger with Cobalt Corporation in 2003 (the plans described in clauses (1), (2) and (3) are collectively referred to as the “WHN Plans”). Pursuant to the merger agreement between WHN and us, all equity awards for WHN common stock outstanding at the close of the merger were converted into equity awards for our common stock and were assumed by us. Generally, grants made under the 2000 Plan and the 1999 Plan prior to the merger contained a reload provision which allowed an optionee to pay the purchase price of options to be exercised (and, if applicable, appropriate tax withholding) in shares of our common stock already owned by such optionee and to simultaneously receive an award for a number of option shares equal to the number of shares of our common stock tendered for payment of the exercised options and applicable tax withholding (“Reload Award”). Optionees were permitted to exercise the reloads four times a year on March 1, June 1, September 1 and December 1. We ceased allowing optionees to receive Reload Awards on June 1, 2005, and no new equity awards may be issued from the 1999 Plan or the WHN Plans.

WellChoice, Inc. 2003 Omnibus Incentive Plan

The WellChoice, Inc. 2003 Omnibus Incentive Plan was approved by WellChoice’s stockholders on June 18, 2003 (the “WellChoice Incentive Plan”). Under the WellChoice Incentive Plan, employees and directors received equity-based compensation, including stock options, restricted stock and restricted stock units. Cash awards could also be made to employees and directors under the WellChoice Incentive Plan. Upon our acquisition of WellChoice, all outstanding stock options under the WellChoice Incentive Plan were converted into options to purchase shares of our common stock based upon an option exchange ratio set forth in the merger agreement and were assumed by us. The replacement options became vested and fully exercisable as of the effective time of the acquisition and remain exercisable in accordance with their original terms, other than the replacement options held by Dr. Stocker, WellChoice’s President and Chief Executive Officer, and each of the other senior executive officers whose compensation was set forth in WellChoice’s proxy statement for its 2005 annual meeting of stockholders (collectively, the “WellChoice NEOs”). The replacement options held by the WellChoice NEOs became non-forfeitable at the effective time of the acquisition, but will continue to be exercisable in accordance with the original terms of their related WellChoice options (but, with regard to Dr. Stocker, without taking into account any change in control provisions contained therein). However, if any such WellChoice NEO (not including Dr. Stocker) is involuntarily terminated other than for “cause” or such executive officer voluntarily terminates his or her employment for “good reason” (as such terms are defined in such executive officer’s change in control retention agreement) within 24 months following consummation of the acquisition, such replacement options will be immediately exercisable. In addition, upon the acquisition, all restricted stock and restricted stock unit awards for WellChoice common stock outstanding at the close of the acquisition were converted into equity awards for our common stock based upon the option exchange ratio set forth in the merger agreement and were assumed by us. All contractual transfer and other restrictions on these awards lapsed at the effective time of the acquisition. No new equity awards may be issued from the WellChoice Incentive Plan.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan (the “Stock Purchase Plan”) is intended to comply with Section 423 of the Tax Code and to provide a means by which to encourage and assist associates in acquiring a stock ownership interest in us. We implemented the Stock Purchase Plan in June 2002. The Stock Purchase Plan is administered by the Compensation Committee, and the Compensation Committee has complete discretion to interpret and administer the Stock Purchase Plan and the rights granted under it. Any of our associates are eligible to participate, as long as such associate’s customary employment is more than 20 hours per week, more than five months in a calendar year, and the associate does not own stock totaling 5% or more of our voting power or value. No associate will be permitted to purchase more than $25,000 worth of stock in any calendar year. This value is determined based on the fair market value of the stock on the first trading day of each plan quarter, regardless of the fact that the number of shares purchased may be based on the value on the last trading day of the plan quarter. The Stock Purchase Plan reserves for issuance and purchase by associates 6,000,000 shares of stock (as adjusted for the May 31, 2005 two-for-one stock split).

Associates become participants by electing payroll deductions from 1% to 15% of gross compensation. Payroll deductions are accumulated during each plan quarter and applied toward the purchase of stock on the last trading day of each plan quarter. The purchase price per share equals 85% (or such higher percentage as may be set by the Compensation Committee) of the lower of the fair market value of a share of common stock on (1) the first trading day of the plan quarter, or (2) the last trading day of the plan quarter. Once purchased, the stock is accumulated in the associate’s investment account.

Securities Authorized for Issuance under Equity Compensation Plans

Securities authorized for issuance under our equity compensation plans as of December 31, 2006 are as follows:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options(2)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders as of December 31, 2006	16,744,067	$60.84	30,504,753

(1)	We have no equity compensation plans pursuant to which awards may be granted in the future that have not been approved by security holders.

(2)

Excludes outstanding stock options from options assumed in acquisitions as detailed below. Including all such assumed options and the outstanding options shown in the table, there were a total of 35,130,573 shares to be issued upon the exercise of outstanding stock options as of December 31, 2006. The weighted average exercise price of these options was $48.17. Excludes 703,834 shares to be issued upon the exercise of outstanding stock options as of December 31, 2006 under the Trigon Healthcare, Inc. 1997 Stock Incentive Plan, as amended, and certain options granted to consultants to Trigon Healthcare, Inc. assumed by us as part of the acquisition of Trigon Healthcare, Inc. on July 31, 2002. The weighted average exercise price of these options was $18.74. Also excludes 16,591,407 shares to be issued upon the exercise of outstanding stock options and 181,683 shares to be issued upon the vesting and distribution of outstanding restricted share awards under the 1999 Plan and the WHN Plans as of December 31, 2006. The weighted average exercise price of these options was $37.40. Also excludes 1,091,265 shares to be issued upon the exercise of outstanding stock options and 6,099 shares to be issued upon the vesting and distribution of outstanding restricted share awards under the WellChoice Incentive Plan as of December 31, 2006. The weighted average exercise price of these options was $36.54. We also had 2,021,046 unvested shares of restricted stock outstanding as of December 31, 2006.

(3)

Excludes securities reflected in the first column, “Number of securities to be issued upon exercise of outstanding options”. Includes 28,020,923 shares at December 31, 2006, available for issuance as stock options, restricted stock awards, performance stock awards, performance awards and stock appreciation rights under the 2006 Stock Plan. Includes 2,483,830 shares of common stock at December 31, 2006 available for issuance under the Stock Purchase Plan.

WellPoint Directed Executive Compensation Plan

The WellPoint Directed Executive Compensation Plan (the “DEC”) is an executive perquisite plan that provides our officers with flexibility to tailor certain benefits to meet their needs using a combination of cash and core credits. The amount of cash and core credits the executive receives is based upon his or her position with us, with the President and Chief Executive Officer receiving $57,000 per year total in cash and core credits, executive vice presidents receiving $45,000 per year total in cash and core credits and senior vice presidents receiving $28,000 per year total in cash and core credits. Cash credits under the DEC are paid to the executive in cash and may be used by the executive for any purpose including, but not limited to, the following: automobile-related benefits, first class air travel, airline clubs, savings or retirement accounts and additional life insurance or long-term disability insurance. Core credits may be used to reimburse the executive for the cost of financial/retirement planning, estate planning, tax return preparation and legal services relating to these services, plus tax, legal and financial investment magazine subscriptions and tax and legal software. Newly hired or promoted executives will participate in the program at the beginning of the month following their hire date or the effective date of their promotion and receive a prorated amount of credits for the year.

WellPoint 401(k) Retirement Savings Plan

We maintain the WellPoint 401(k) Retirement Savings Plan (“401(k) Plan”), which prior to December 31, 2005 was known as the Anthem 401(k) Long-Term Savings Investment Plan. The 401(k) Plan continues to be sponsored by ATH Holding Company, LLC and is designed to provide all of our associates with a tax-deferred, long-term savings vehicle. During 2006, we made matching contributions in an amount equal to 100% of the first 6% of an associate’s annual earnings that he or she contributed. Our matching contributions begin following one year of service. None of our matching contributions is in the form of our common stock. During 2006, an associate could contribute 1% to 60% of his or her annual earnings. In addition, participants who are age 50 by the end of a plan year can contribute an additional amount (a “catch-up contribution”), up to the limit described in Section 414(v) of the Tax Code as in effect for the plan year in which the contribution is made. We offered 17 investment funds for participants to invest their contributions. Our common stock is an investment option under the 401(k) Plan. Effective with the change in record keeper on December 31, 2005, the Vanguard Brokerage Option replaced the former Self Managed Account Option. The Vanguard Brokerage Option offers 401(k) Plan participants the opportunity to invest in over 2,600 mutual funds of their choice. A participant in the 401(k) Plan can change his or her election at any time (24 hours a day, seven days a week). A participant can also change how he or she wants his or her future contributions and earning on those contributions invested in multiples of 1%, and can transfer or reallocate current investments in multiples of 1%, at any time. Associate contributions and our matching contributions vest immediately.

Empire Blue Cross and Blue Shield Employees Savings Plan

Eligible employees of WellPoint Holding Corp. (formerly WellChoice and now our wholly owned subsidiary (“WHC”)) and its subsidiaries were eligible to participate in the Empire Blue Cross and Blue Shield Employees Savings Plan (the “Empire 401(k) Plan”). Effective December 31, 2006, the Empire 401(k) Plan merged into the 401(k) Plan and on January 1, 2007, the eligible employees of WHC who participated in the Empire 401(k) Plan became participants in the 401(k) Plan. The Empire 401(k) Plan is a defined contribution plan covering substantially all the employees of WHC and its subsidiaries who are at least age 21 with three months of service. Generally, employees, other than highly compensated employees, may elect to contribute from 1% to 30% of their pre-tax compensation. Employees who are deemed highly compensated under the Tax Code can contribute up to 14% of their annual compensation to this plan. In addition, participants who are age 50 by the end of a plan year can contribute an additional catch-up contribution. Effective January 1, 2005, we made matching contributions in cash to eligible participants equal to 50% of the first 6% of an employee’s contributed earnings. Our contributions vest after three years of service. Participants may invest contributions in 12 investments funds.

Employees may receive an early partial or full distribution from their Empire 401(k) Plan accounts for the following reasons: reaching age 59 1/2; death; becoming permanently disabled; termination of employment or in order to comply with a qualified domestic relations order.

Empire Blue Cross and Blue Shield 2005 Executive Savings Plan

The Empire Blue Cross and Blue Shield 2005 Executive Savings Plan (the “2005 Executive Savings Plan”) enabled eligible executives to defer a portion of their base salaries or incentive compensation and to receive the benefit of a matching contribution from us. Effective December 31, 2006, the 2005 Executive Savings Plan was frozen, and no new contributions will be permitted to be made to this plan. Key employees, as defined in the Tax Code, were eligible to participate in this unfunded, non-qualified executive savings plan based upon a qualifying salary range which is adjustable on a yearly basis. In 2006, employees who had an annual base salary of at least $100,000, as of December 1, 2005 (or date of hire if a newly hired employee) or total compensation earned from January 1 through December 1, 2005 of at least $140,000, could participate in the 2005 Executive Savings Plan.

Participation in the 2005 Executive Savings Plan was voluntary, and participants could make whole-year and make-up elections. A whole-year election was effective for the entire plan year and must have specified a deferral percentage between 5% and 80% of base salary (in contrast to a maximum of 33 1/3% under the old plan), of any incentive award under the annual executive incentive compensation plan, and of other performance-based awards as defined in the 2005 Executive Savings Plan. The maximum deferral percentage was subject to adjustment in our discretion. A make-up election became effective once total compensation for the plan year reached the maximum amount that would be recognized in that plan year under applicable tax laws for purposes of our 401(k) Plan. As of January 1, 2006, the maximum amount was $215,000. A make-up election is for any whole percentage up to 6% of total compensation in excess of $215,000. We credited the employee’s account with an employer match up to 50% of the amount of the total compensation deferred pursuant to the make-up election. The vesting period for the employer match is three years of service.

The participant may designate, from among the investment funds available for selection under the 2005 Executive Savings Plan, which are actively managed by an independent investment manager, the fund or funds to be used to attribute hypothetical investment performance to amounts added to his or her account during the plan year. Nothing in the 2005 Executive Savings Plan requires the employer to invest, earmark, or set aside its general assets in any specific manner.

The fund or funds selected are subject to market fluctuations and, as such, there are no above-market or preferential earnings on deferred compensation paid during the fiscal year, but deferred at the election of the executive.

WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan

Effective January 1, 2006, eligible executive participants began participation in the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”), once the participant reached the maximum contribution amount for the 401(k) Plan. An eligible executive participant may defer a percentage not to exceed 60% of his or her base salary and may defer a percentage of his or her award under the AIP, but only to the extent that his or her aggregate base salary and AIP award deferral does not exceed 80% of his or her compensation, into the Deferred Compensation Plan. Those contributions are matched by us at the same rate as they would have been in the 401(k) Plan. The annual incentive deferral option allows an additional deferral of amounts under the AIP and is matched at the same rate as the rate for the 401(k) Plan.

Effective January 1, 2006, eligible non-executive participants began participation in the Deferred Compensation Plan once their compensation exceeded the limit established by Section 401(a)(17) of the Tax Code. An eligible non-executive participant can defer a percentage not to exceed 6% of such participant’s base salary to the Deferred Compensation Plan, and these contributions are matched at the same rate as they would have been in the 401(k) Plan.

Investment options for the Deferred Compensation Plan mirror those for the 401(k) Plan other than our common stock and the Vanguard Brokerage Option. The frequency and manner of changing elections and investment options also mirror the 401(k) Plan.

The Deferred Compensation Plan includes a supplemental pension benefit contribution program which credits eligible participants quarterly with a contribution equal to the difference between the amount which was actually credited to his or her account under the WellPoint Cash Balance Pension Plan (the “Pension Plan”) or the WellPoint Health Networks Inc. Pension Accumulation Plan (the “Pension Accumulation Plan”) and the amount which would have been credited to his or her account had the amount not been limited as a result of Section 401(a)(17) or Section 415 of the Tax Code. Ms. Rosenblatt receives contributions under both the Pension Accumulation Plan and the supplemental pension provision of the Deferred Compensation Plan. Mr. Glasscock and Mr. Faller receive contributions under both the Pension Plan and the supplemental pension provision of the Deferred Compensation Plan. The employment agreement for Mr. Glasscock also sets forth a replacement ratio SERP benefit, as further described under “—Employment Agreements” below.

Account balances in the Deferred Compensation Plan are payable at the election of the participant in a single lump sum or installments.

WellPoint Cash Balance Pension Plan

We maintain the Pension Plan, which continues to be sponsored by Anthem Insurance and is a non-contributory pension plan for certain associates that is qualified under Section 401(a) of the Tax Code and is subject to the Employee Retirement Income Security Act. On January 1, 1997, we converted the Pension Plan from a final average compensation pension plan into a cash balance pension plan. The Pension Plan covered substantially all full-time, part-time and temporary associates, including executive officers, and provides a set benefit at age 65, the normal retirement age under the Pension Plan. Effective January 1, 2006, the Pension Plan was a frozen pension plan that applies only to participants who were active as of that date. Upon the freeze of the Pension Plan, participants who were active Pension Plan participants and accruing a benefit under the Pension Plan formula, and the sum of whose age (in complete years) and years of service as defined by the Pension Plan (in complete years) equaled or exceeded 65 (“Rule of 65 Participants”), including executives, were eligible to continue to accrue benefits under the Pension Plan formula.

Under the Pension Plan, at the end of each calendar quarter, a bookkeeping account for each participant is credited with (1) an amount based on the participant’s compensation and years of service (the “Pay Credit”) and (2) interest based on the average of the monthly yields for 10-year U.S. Treasury Security Constant Maturities for the 12-month period ending on September 30 of the preceding plan year. The Pay Credit equals a percentage of the participant’s compensation for the plan year and is determined according to the following schedule:

Years of Service	Pay Credit
Up to and including 4	3%
5–9	4%
10–19	5%
20+	6%

The definition of compensation in the Pension Plan is the participant’s total earned income, including base salary, commissions, overtime pay, cash bonuses and payment of the accrued paid time off days at termination, before it is reduced by any before-tax contributions the participant makes to the 401(k) Plan and flexible benefits plan. Compensation includes cash received back from our flexible benefits program. Compensation does not include imputed income, car allowances, severance payments, payments under the DEC, or similar items.

Account balances are payable in a single lump sum or an actuarially equivalent annuity commencing on the first of any month following termination of employment.

WellPoint Health Networks Inc. Pension Accumulation Plan

Prior to June 30, 2006, we maintained the Pension Accumulation Plan. Effective June 30, 2006, the Pension Accumulation Plan merged into the Pension Plan. Effective as of January 1, 2004, the Pension Accumulation Plan became a frozen pension plan that applies only to participants who were active as of that date. Upon the freeze of the Pension Accumulation Plan, most active participants did not continue to accrue benefits under the Pension Accumulation Plan formula, except for those participants who were members of certain unions, an active Pension Accumulation Plan participant and accruing a benefit under the Pension Accumulation Plan formula, and who were 50 years of age and the sum of the participants’ years of service and age equaled or exceeded 65 (“Rule of 65 Participants”), including executives.

Under the Pension Accumulation Plan, at the end of each semiannual period through June 30, 2006, a bookkeeping account for each participant was credited with (1) an amount based on the participant’s compensation and years of service (the “Pay Credit”), and (2) interest based on the average of the annual rate of interest on the 10-year U.S. Treasury Bills for October of the preceding calendar year, as published in the Federal Reserve Bulletin. In no instance was the interest credited to the participant’s account less than 3% for each year. Effective July 1, 2006, at the end of each calendar quarter, participants are credited with (1) a Pay Credit in the case of Rule of 65 Participants, and (2) interest based on the average of the monthly yields for 10-year U.S. Treasury Security Constant Maturities for the 12-month period ending on September 30 of the preceding plan year. Plan participants who were not Rule of 65 Participants earned interest credits as described above. The Pay Credit equaled a percentage of the participant’s compensation for the plan year and was determined according to the following schedule:

Years of Service	Pay Credit
Less than 10	3%
10–19	4%
20 or more	5%

The definition of compensation in the Pension Accumulation Plan prior to June 30, 2006 was the participant’s total earned income (including long-term incentive plan bonuses and performance incentive amounts, but not starting bonuses), commissions, and overtime pay before it was reduced by any before-tax contributions made to the 401(k) Plan, flexible benefits plan and voluntary deferred compensation that was earned but not paid out. Compensation did not include reimbursements or other expense allowances, moving expenses, deferred compensation payouts, disability payments paid by an insurance carrier, automobile allowances, fringe benefits, or pay in lieu of paid time off days or paid time off that is unused at a participant’s termination of employment.

Empire Blue Cross and Blue Shield Cash Balance Pension Plan

WellPoint Holding Corp. sponsored a non-contributory cash balance pension plan for employees (the “Empire Pension Plan”). Effective December 31, 2006, the Empire Pension Plan was merged into the Pension Plan. Participation in the Empire Pension Plan was automatic for all of WellChoice’s employees who attained 21 years of age. When an employee became a participant in the Empire Pension Plan, a segregated account was set up in the participant’s name. Each year that the participant worked for WellChoice, the company would credit interest credits, pay credits and, in certain cases, transition credits to the participant’s account. These types of credits were added to the participant’s account as of the last day of each plan year. Pay credits ranged from 3% to 10% of a participant’s annual compensation, increasing in one percent increments based on the employee’s age. The participant’s account also received interest credits at a rate that was set each year, based on the one-year U.S. Treasury Bill rate for the prior November, plus one percent. The Empire Pension Plan also provided additional transition credits equal to a fixed percentage of the participant’s annual pay to the accounts of certain participants whose age (in complete years and months) and years of pension service (in complete years and months) totaled 60 (“Rule of 60 Participants”) as of December 31, 1998. Rule of 60 Participants received an amount ranging from 3% to 15% of their annual compensation for a specified number of years depending upon their age and years of service.

Effective December 31, 2006, the Empire Pension Plan became a frozen pension plan that applies only to participants who were active as of that date. Upon the freeze of the Empire Pension Plan, participants who were active Empire Pension Plan participants and accruing a benefit under the Pension Plan formula, and the sum of whose age (in complete years) and years of service as defined by the Empire Pension Plan (in complete years) equaled or exceeded 65 (“Rule of 65 Participants”), including executives, were eligible to continue to accrue benefits under the formula described below.

Effective January 1, 2007, at the end of each calendar quarter, a bookkeeping account for each participant is credited with (1) an amount based on the participant’s compensation and years of service (the “Pay Credit”) and (2) interest based on the average of the monthly yields for 10-year U.S. Treasury Security Constant Maturities for the twelve month period ending on September 30 of the preceding plan year. The Pay Credit equals a percentage of the participant’s compensation for the plan year and is determined according to the following schedule:

Years of Service	Pay Credit
Less than 10	3%
10–19	4%
20 or more	5%

Prior Rule of 60 Participants who were actively employed on December 31, 2006 and still receiving transition credits will continue to receive them for a limited period of time. Transition credits will be credited to the account quarterly and will end as of the earlier of the participant’s termination of employment, the previous end date of transition credits under the terms of the Empire Pension Plan, or December 31, 2011.

For purposes of the Empire Pension Plan, annual compensation consisted of taxable wages, including salary, bonus and incentive pay and any contributions made into the Empire 401(k) Plan. Annual compensation did not include reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation, welfare benefits, cash received for unused vacation days and severance pay and was determined without regard to increases or decreases in pay resulting from participation in WellChoice’s flexible benefits plan or any other cafeteria plan described in Section 125 of the Tax Code as well as any income or value attributable to any right a participant has to, or derived from, shares of common stock.

Empire Blue Cross and Blue Shield Supplemental Cash Balance Pension Plan

WellChoice also provided a supplemental cash balance pension plan (the “Empire Supplemental Pension Plan”), which was assumed by us when we acquired WellChoice. Effective December 31, 2006, the Empire Supplemental Pension Plan was frozen. Upon the freeze of the Empire Supplemental Pension Plan, most active participants did not continue to accrue benefits, except for those participants who were active associates on December 31, 2006 and whose age (in complete years) plus years of pension service (in complete years) was greater than or equal to 65. The Empire Supplemental Pension Plan is not tax-qualified. The purpose of this plan was to replace pension benefits which were lost through the Empire Pension Plan because of an executive’s elective deferral of compensation or because of the limitations on benefits or includible compensation imposed for highly compensated employees by the Tax Code. The supplemental retirement benefit paid to each participant in the Empire Supplemental Pension Plan was equal to the difference between the participant’s benefit under the Empire Pension Plan and what the participant’s benefit under that plan would have been if the participant’s elective deferrals and the participant’s compensation in excess of the Tax Code’s limitations were included in the definition of compensation under the Empire Pension Plan. The supplemental retirement benefit is calculated pursuant to the provisions of the Empire Supplemental Pension Plan and paid in a single sum. Also, in the event of the death of a participant prior to the participant’s benefit payment date, a single sum, or payments made in installments, in accordance with the participant’s election, calculated pursuant to the provisions of the plan, is paid to the participant’s beneficiary. Benefits under this plan are paid only to the extent they are vested. A participant with a vested benefit under the Empire Pension Plan is paid the supplemental retirement benefit according to the schedule set forth in the plan or as soon as administratively practicable thereafter.

WellPoint Health Networks Inc. Supplemental Executive Retirement Plan

Anthem Holding Corp. maintains the WellPoint Health Networks Inc. Supplemental Executive Retirement Plan (“WHN SERP”). The WHN SERP provides for each participant to receive a retirement benefit if the participant’s employment with us is terminated on or after reaching age 62 and after completing five years of service with us. The retirement benefit for executive officers is equal to 50% of the participant’s final average salary and target incentive compensation. Each participant’s benefit is reduced by 3.33% per year for each year of service less than 15 years that has been completed by the participant. Participants with five years of service but who are at least 55 years old, may also elect to receive a reduced benefit. The benefit is reduced by 6.75% for each year that the age of the participant is less than 62 when benefits commence. If a participant is terminated in a manner that entitles the participant to benefits under the WHN Officer Change in Control Plan, then the participant will become fully vested in his or her benefits under the WHN SERP and will be deemed to have, in the case of executive vice presidents, an additional three years of service and three years of age with us for purposes of computing benefits under the WHN SERP. Amounts payable under the WHN SERP are reduced by amounts provided by the Pension Accumulation Plan, the supplemental pension benefit portion of the Deferred Compensation Plan and any other defined benefit pension plan maintained by us. Payments under the WHN SERP will be made monthly, at each participant’s election in the form of (1) a single life annuity payable during the participant’s life time, or (2) a joint and survivor annuity payable during the participant’s lifetime, with benefits continued at a rate equal to 50% or 100% during a surviving spouse’s lifetime. Any benefits being paid to a participant under the WHN SERP will cease if the participant engages in or has an interest in any business competitive with our business at the time of the participant’s termination of employment.

Employment Agreements

Larry C. Glasscock

On December 28, 2005, we entered into a new employment agreement with our President and Chief Executive Officer, Larry C. Glasscock, pursuant to which Mr. Glasscock agreed to continue to serve as our President and Chief Executive Officer for an initial term expiring on December 31, 2008, unless terminated early pursuant to the terms of the agreement. During the term of his employment agreement, Mr. Glasscock will also serve as a member of our Board and as the Chairman of the Board. We announced on February 26, 2007 that Mr. Glasscock will be retiring as our President and Chief Executive Officer on June 1, 2007 and will continue to serve the Board as its non-executive Chairman thereafter.

During the term of his employment agreement, Mr. Glasscock will receive a minimum annual base salary of $1,250,000 and an annual incentive bonus opportunity for each calendar year that ends during the term (with a minimum target bonus equal to 125% of Mr. Glasscock’s base salary) based upon the achievement of objective performance criteria, and on terms and conditions no less favorable than for other executives generally. Base salary and target incentive bonus opportunity are subject to review for increase (but not decrease) by our Board (or Compensation Committee). See “Compensation of Executive Officers—Compensation Discussion and Analysis.” Mr. Glasscock will also receive an annual incentive equity grant commensurate with his position, performance and competitive practice, as determined by the Board (or Compensation Committee). During the term of his employment agreement, Mr. Glasscock is also entitled to participate in the employee benefit plans provided to our other senior executives and to use of corporate aircraft in accordance with our policies, and together with his eligible dependents, is entitled to post-retirement medical coverage. We also agreed to reimburse Mr. Glasscock for fees and expenses incurred by him in negotiating his employment agreement, up to a maximum of $125,000, plus a tax gross-up.

Mr. Glasscock is also entitled to a “replacement ratio SERP benefit” in a single lump sum on the date of his termination of employment in an amount equal to the greater of (1) the actuarial equivalent of a single life annuity in an annual amount equal to 50% of Mr. Glasscock’s average “annual pay”, which equals Mr. Glasscock’s salary paid in the applicable calendar year, plus the amount of the actual award of cash annual incentive paid to Mr. Glasscock in the calendar year or scheduled for payment in the calendar year, during the three consecutive highest paid calendar years of his final ten calendar years of employment (“final average pay”), with such lump sum benefit increased by 7.5% per year for the period between December 31, 2005 and the earlier of December 31, 2010 and Mr. Glasscock’s termination of employment, up to a maximum of 68.75% of such final average pay, offset by the amount payable under the Pension Plan and our SERP and (2) the replacement ratio SERP benefit to which Mr. Glasscock would have been entitled under his prior employment agreement with us if his employment had terminated on December 31, 2005, increased by 7.5% per year (compounded annually) for the period between December 31, 2005 and Mr. Glasscock’s termination of employment (the “Floor SERP”). Mr. Glasscock will forfeit the post-retirement medical coverage and the portion of the replacement ratio SERP benefit in excess of the Floor SERP if we terminate his employment for “cause” (as defined below), and will also forfeit the portion of the replacement ratio SERP benefit in excess of the Floor SERP if he willfully and materially breaches certain restrictive covenants in his employment agreement.

Mr. Glasscock’s employment will terminate upon his death, disability (as defined in the employment agreement), retirement (any termination on or after age 62 other than by us for cause, termination by

Mr. Glasscock upon one year’s advance written notice, termination by Mr. Glasscock upon six months notice due to personal or family circumstances, or any termination mutually agreed by the Board and Mr. Glasscock to be a retirement), termination by us with or without cause, or termination by Mr. Glasscock for “good reason” (as defined below). In the event of a termination of Mr. Glasscock’s employment by us, other than for cause or upon retirement, or by Mr. Glasscock for good reason, Mr. Glasscock will receive, subject to execution of a waiver and release of claims in favor of us, (1) a severance benefit in an amount equal to three times the sum of Mr. Glasscock’s annual base salary plus Mr. Glasscock’s target annual incentive, paid in periodic installments over three years (except that if a “change in control” (as defined in the employment agreement) occurs within three years after or two years before such termination of employment, we will pay the severance benefit or any remaining balance thereof in a single lump sum); (2) continued coverage for Mr. Glasscock and his eligible dependents in all of our employee health, medical, hospital and life insurance plans, programs or arrangements for three years following Mr. Glasscock’s termination of employment, at a cost no greater than, and on the same terms and conditions generally applicable to, our senior executives; (3) the replacement ratio SERP benefit, as described above; (4) a pro-rata portion of his actual incentive bonus for the year of termination; and (5) an office support stipend equal to $95,000 per year for two years following Mr. Glasscock’s termination of employment. Subject to execution of a waiver and release of claims in favor of us, items (3) and (4) are also payable if Mr. Glasscock’s employment terminates by retirement, death or disability, and the office support stipend is also payable if Mr. Glasscock’s employment terminates by retirement.

Under the terms of the employment agreement, Mr. Glasscock could be terminated for “cause” if he (1) is convicted of a felony, (2) engages in an activity which, if the subject of a criminal prosecution, would result in conviction of a felony involving dishonesty or fraud, or (3) engages in gross misconduct materially damaging or materially detrimental to us. Mr. Glasscock could terminate his employment with us for “good reason” under the employment agreement if there occurs: (1) a reduction in Mr. Glasscock’s salary or target annual incentive or the failure to grant to him an annual equity incentive grant consistent with the employment agreement, (2) a reduction in Mr. Glasscock’s benefits below the level of our other senior executives, (3) a material reduction in Mr. Glasscock’s authorities, responsibilities, status, offices or titles, (4) a change in Mr. Glasscock’s reporting relationship from direct supervision by the Board, (5) an assignment to Mr. Glasscock of duties inconsistent with his positions or of materially less authorities, (6) an assignment to a principal business location outside of the greater Indianapolis area or the imposition of substantially greater business travel obligations, (7) failure of any successor of ours to promptly assume and continue our obligations under the agreement, or (8) any other material breach of the agreement by us.

In addition, in the event that Mr. Glasscock’s employment is terminated by us other than for cause or by Mr. Glasscock for good reason, or upon Mr. Glasscock’s death or disability, all outstanding stock options, stock appreciation rights, restricted stock and other equity awards that were granted to Mr. Glasscock at any time will be fully vested and non-forfeitable (on a pro-rata basis for certain equity awards granted in the year of termination) and remain exercisable for the maximum period provided under the applicable terms of our applicable arrangements, provided that (1) any such stock option, stock appreciation right or analogous equity award granted to Mr. Glasscock on or after the effective date of his employment agreement will remain outstanding at least through the earlier of (x) the fifth anniversary of the termination date and (y) the expiration of its maximum stated term, and (2) in the event of Mr. Glasscock’s retirement, all outstanding stock options and stock appreciation rights will continue to become exercisable on the same schedule as if he had continued in employment, and equity under other equity awards will become freely transferable on the same schedule as if he had continued in employment.

If Mr. Glasscock continues in our employ after the term of his employment agreement, upon termination of such employment, Mr. Glasscock will be entitled to severance benefits under any of our applicable arrangements.

Mr. Glasscock will also be entitled to receive certain additional “gross up” payments to cover any excise tax imposed by Section 4999 of the Tax Code on any payment or benefit received or to be received by Mr. Glasscock.

In the employment agreement, Mr. Glasscock has agreed that during his employment and for 24 months following Mr. Glasscock’s termination of employment for any reason he will not (1) seek or obtain certain positions, or engage in certain activities, that are competitive with us; (2) solicit or hire, or attempt to solicit or hire, our employees or certain persons actively recruited by us; or (3) solicit business from certain of our clients or potential clients. Mr. Glasscock has also agreed that during his employment and indefinitely following Mr. Glasscock’s termination of employment for any reason, he will preserve our confidences, and not disparage us, and during his employment and for 24 months thereafter he will cooperate with us. In the event of a material and willful violation by Mr. Glasscock of such covenants, and provided in certain cases the breach is likely to result in significant financial or reputational harm to us, and in addition to equitable relief for us in such event, Mr. Glasscock will forfeit the severance benefit payable upon a termination of his employment by us without cause or by Mr. Glasscock for good reason, if applicable, equity awards or certain gains from such awards granted after the effective date of the employment agreement, and a portion of the replacement ratio SERP benefit. We may offset our obligations under the employment agreement by the actual damages from breach of such covenants or certain other claims against Mr. Glasscock.

Michael A. Stocker

On December 28, 2005, we entered into an employment agreement with Michael A. Stocker to serve as our Executive Vice President and President and Chief Executive Officer East Region, which agreement was amended effective November 1, 2006. Pursuant to the agreement, as amended, from January 1, 2007 through May 1, 2007, Dr. Stocker will remain our employee, consulting on issues related to our efforts to realign our business units for each market segment and to centralize certain regional functions. Dr. Stocker’s employment will terminate on May 1, 2007.

From November 1, 2006 through May 1, 2007, Dr. Stocker did or will receive an annual base salary of $680,000, but did not or will not participate in our AIP and will not receive an equity grant. Prior to November 1, 2006, Dr. Stocker received a minimum annual base salary of $650,000 and an annual incentive bonus opportunity for each full and partial calendar year (with a target bonus opportunity of 80% of Dr. Stocker’s base salary) based upon the achievement of performance goals annually determined by us. Dr. Stocker received a payout under our AIP for 2006 on March 14, 2007. Dr. Stocker also received a long-term incentive bonus opportunity with respect to the 2003-2005 and 2004-2006 performance cycles that was no less favorable than that provided by WellChoice.

Through May 1, 2007, Dr. Stocker is eligible to continue his participation in WellChoice’s (or may be entitled to participate in our) medical, dental, hospitalization and life insurance plans and other benefit plans. Prior to January 1, 2007, Dr. Stocker was (1) entitled to reimbursement of business expenses in accordance with our expense reimbursement policy, and (2) was entitled to reimbursement of personal expenditures, up to $15,000 per year, for advice and/or services relating to financial planning and/or tax planning. We also agreed to reimburse Dr. Stocker for reasonable attorney’s fees incurred by him in negotiating his employment agreement, up to a maximum of $20,000. Currently, Dr. Stocker may not participate in any of our executive perquisite benefit programs and must travel via the method of travel permitted by our standard business travel policy.

At the effective date of our acquisition of WellChoice, Dr. Stocker received 30,000 shares of our common stock that is non-transferable and subject to forfeiture based on certain terms (the “Restricted Stock”). In addition, in 2006, Dr. Stocker received a one-time lump-sum cash payment of $5,580,075.

Prior to May 1, 2007, Dr. Stocker’s employment may terminate upon his death, “disability” (as defined in the employment agreement), or by us with or without cause. Dr. Stocker could be terminated for “cause” if: (1) he willfully breaches a material duty or engages in other material willful misconduct in the course of his employment, (2) he commits a felony or a crime involving moral turpitude, or (3) he habitually neglects his employment duties. Upon the involuntary termination of Dr. Stocker’s employment by us other than for cause and not due to his death or disability, we will continue Dr. Stocker’s participation, as if he were still an employee, in our medical, dental, and hospitalization plans, programs and/or arrangements on the same terms and conditions as other similarly situated employees under such plans, programs and/or arrangements until the earlier of (a) the end of the 24-month period following the date of the termination of Dr. Stocker’s employment or (b) the date, or dates he receives equivalent coverage and benefits under the plans, programs and/or arrangements of a subsequent employer.

Effective May 1, 2007, in lieu of the continuation of medical, dental, hospitalization plans, programs and/or arrangements and in lieu of his participation in the WellChoice or our retiree medical benefit plan for him and his eligible dependents, we have agreed to pay Dr. Stocker a one-time lump-sum cash payment of $99,000, fully grossed-up for taxes (approximately $176,703). This one-time payment will be made on November 1, 2007.

In the event that Dr. Stocker’s employment is involuntarily terminated by us without cause, the restrictions with respect to the Restricted Stock will lapse; and in the event that Dr. Stocker’s employment is terminated due to his death or disability, the restrictions will lapse with respect to a portion of the Restricted Stock (as calculated in the employment agreement).

Dr. Stocker is entitled to receive certain additional “gross up” payments to cover excise tax imposed by Section 4999 of the Tax Code on any payment or benefit received or to be received by Dr. Stocker.

In the employment agreement, Dr. Stocker has agreed that during his employment and for 12 months following his termination of employment for any reason he will not (1) seek or obtain certain positions, or engage in certain activities, that are competitive with us, (2) solicit or hire, or attempt to solicit or hire, our employees or certain persons actively recruited by us, or (3) solicit business from certain of our clients or potential clients. Dr. Stocker has also agreed that during his employment and indefinitely following his termination of employment for any reason, he will preserve our confidences, and during his employment and for two years thereafter he will cooperate with us.

Other Executive Severance Arrangements

WellPoint Health Networks Inc. Officer Change In Control Plan

Under the WellPoint Health Networks Inc. Change in Control Plan (the “WHN Officer Change In Control Plan”), eligible officers, including Mr. Colby, Ms. Herman, Ms. Rosenblatt and Mr. Watts, upon a change in control (which occurred upon the merger with WHN in 2004), were entitled to receive (1) any earned, but unpaid, bonus or other incentive compensation for a prior completed period; and (2) a Guaranteed Annual Bonus (calculated as defined in the plan) for the fiscal year in which the change in control occurred. The change in control occurred in November 2004, and the 2004 plan year payments were made in March 2005. If the officer continued employment through the first anniversary and second anniversary of the change in control date, such officer was entitled to the Completion Bonus (calculated as defined in the plan). The first anniversary Completion Bonus payment was made in December 2005 and the second anniversary Completion Bonus payment was made in December 2006.

Eligible officers may receive additional severance benefits under the WHN Officer Change in Control Plan if we or any affiliate involuntarily terminates (other than for cause) or constructively terminates the officer within 36 months after a change in control. The basic severance benefit is 300% of base salary plus 300% of the Plan Bonus (as defined in the WHN Officer Change in Control Plan) then in effect for an executive vice president. Officers would also receive various additional benefits including, in the case of executive vice presidents, contributions to the Pension Accumulation Plan, the former WellPoint 401(k) Retirement Savings Plan and the Deferred Compensation Plan as if such officer had remained employed by us for an additional three years and made the maximum salary deferrals and supplementary salary deferrals eligible for matching and supplemental matching contributions under such plans. Officers at the level of executive vice president participating in the WHN SERP described above would also become immediately vested in the benefits under such plan and would be credited with an additional three years of service for purposes of benefits under such plan. Finally, officers would continue to receive financial planning services, outplacement services and, in the case of executive vice presidents, health and welfare benefits for a period of up to three years.

Under the WHN Officer Change in Control Plan, termination for “cause” means termination by reason of (1) willful engagement by a person in gross misconduct injurious to us or the commission by a person of any act of gross negligence or malfeasance with respect to a person’s duties incident to employment; (2) willful failure by a person to attend to the material duties assigned to such person by such person’s supervisor; (3) a commission by a person of any act of fraud, embezzlement or dishonesty against us; or (4) conviction of a person for any criminal offense involving fraud or dishonesty or any similar conduct which is injurious to our reputation.

For purposes of the WHN Officer Change in Control Plan, “constructive termination” is generally defined as one or more of the following:

•	A material reduction in the duties, responsibilities, status, reporting responsibilities, titles or offices that the eligible officer had;

•

Reduction by more than 10% of the total annual cash compensation (including base salary and target bonuses) that the eligible officer was eligible to receive immediately before the reduction except a reduction that both (1) is part of, and consistent with, an across-the-board reduction in the salaries of senior officers and (2) is not implemented on or after, or in contemplation of, a change in control;

•	A change in the eligible officer’s principal place of employment by more than 35 miles;

•

A requirement that the eligible officer spend an average of two or more days per week at a place of employment other than his or her principal place of employment if the average commute is longer than two hours; or

•	The failure of any successor to assume our obligations under the plan.

WellPoint, Inc. Executive Agreement Plan

On October 27, 2006, the Compensation Committee amended the WellPoint, Inc. Executive Severance Plan and renamed it the WellPoint, Inc. Executive Agreement Plan (the “Executive Agreement Plan”). The amended Executive Agreement Plan is effective as of November 1, 2006. The Executive Agreement Plan is intended to protect our key executive employees and key employees of our subsidiaries and affiliates against an involuntary loss of employment so as to attract and retain such employees and to motivate them to enhance our value. The Executive Agreement Plan is administered by a committee appointed by our Chief Executive Officer.

Our key executive employees and key employees of our subsidiaries and affiliates, including each vice president, senior vice president, executive vice president and any other key executive selected by our Chief Executive Officer, are eligible to participate in the Executive Agreement Plan. An eligible executive will only become a participant in the Executive Agreement Plan upon his or her execution of an employment agreement with us. In general, the terms of the Executive Agreement Plan will replace a participant’s pre-existing agreements for employment, severance or change in control benefits, or restrictive covenants. However, certain of our executives (including two Named Executive Officers) who become participants in the Executive Agreement Plan before their existing severance protection expires will be entitled to the larger of their existing severance protection or the Executive Agreement Plan’s severance protection. Each of Messrs. Colby and Watts will be entitled to the larger of his existing severance protection under the WHN Officer Change in Control Plan or the Executive Agreement Plan’s severance protection through November 30, 2007.

Severance pay and benefits are triggered under the Executive Agreement Plan upon a termination of a participant’s employment by us for any reason other than death, disability (each as defined in the Executive Agreement Plan), “cause” (as defined below) or a “transfer of business” (as defined below). Severance pay and benefits will also be provided under the Executive Agreement Plan (at enhanced levels for each participant who is a vice president, senior vice president or executive vice president) upon a termination of a participant’s employment (1) by us for any reason other than death, disability, cause, or a transfer of business, during certain periods prior to, or the 36-month period after, a “change in control” (as defined in the Executive Agreement Plan), or (2) by the participant for “good reason” (as defined below), during the 36-month period after a change in control.

Under the Executive Agreement Plan, “cause” means any act or failure to act which constitutes:

(1)	fraud, embezzlement, theft or dishonesty against us;

(2)	a material violation of law in connection with or in the course of the participant’s duties or employment;

(3)	commission of any felony or crime involving moral turpitude;

(4)	any violation of any of the restrictive covenants contained in the Executive Agreement Plan;

(5)	any other material breach of the related employment agreement;

(6)	a material breach of any of our written employment policies; or

(7)	conduct which tends to bring us into substantial public disgrace or disrepute;

except that with respect to a termination of employment during the period beginning on the date of the public announcement or the making of a proposal or offer which if consummated would be a change in control, or the approval by our Board or our shareholders of a transaction that upon closing would be a change in control, and ending on the earlier to occur of the termination, abandonment or occurrence of the change in control or the first anniversary of the beginning of the period (the “Change in Control Period”), or within the 36-month period after a change in control, clause (6) will apply only if such material breach is grounds for immediate termination under the terms of such written employment policy; and clauses (4), (5), (6), and (7) will apply only if such violation, breach or conduct is willful. In addition, “transfer of business” means a transfer of the participant’s position to another entity, as part of either (1) a transfer to such entity as a going concern of all or part of our business function(s) in which the participant was employed, or (2) an outsourcing to another entity of our business function(s) in which the participant was employed.

The participant may terminate his or her employment for “good reason” under the Executive Agreement Plan upon (a) the occurrence of the events set forth in clauses (2), (5) or (6) below within the 36-month period after a change in control, or (b) the occurrence of the events set forth in clauses (1), (3) or (4) below at any time before or after a change in control:

(1)	a reduction exceeding 10% during any 24 consecutive month period in the participant’s salary, or in the annual total cash compensation (including salary and target bonus), but excluding in either case any reduction both (A) applicable to management employees generally, and (B) not implemented during a Change in Control Period or within the 36-month period after a change in control;

(2)	a material adverse change without the participant’s prior consent in the participant’s position, duties, or responsibilities except in connection with a transfer of business if the position offered by the transferee is substantially comparable and is not in violation of the participant’s rights under the employment agreement;

(3)	a material breach of the employment agreement by us;

(4)	a change in the participant’s principal work location to a location more than 50 miles from the participant’s prior work location and from the participant’s principal residence;

(5)	a requirement that the participant spend an average of two or more days per week at a work location other than his or her prior principal place of employment if the average ground commute to such new work location is longer than two hours; or

(6)	the failure of any successor of ours to assume our obligations under the Executive Agreement Plan (including any employment agreements).

In the event that severance pay and benefits are triggered, an eligible participant will be entitled to receive severance pay in an amount equal to the participant’s applicable severance multiplier times the sum of the participant’s annual salary and annual target bonus, payable in equal installments over the participant’s applicable severance period; continued participation in our health and life insurance benefit plans during the severance period; continuation of certain executive compensation perquisite payments and benefits during the severance period; continued financial planning services and outplacement services. For participants who are executive vice presidents, the applicable severance multiplier is two (increased to three when enhanced severance is paid in circumstances relating to a change in control, as described above) and the severance period is two years (increased to three years when such enhanced severance is paid).

Other severance benefits triggered by qualifying terminations of employment after a change in control include a pro-rata bonus for the year of termination; cash payments equivalent to our tax-qualified retirement and supplemental retirement plan contributions for the participant during the severance period; and accelerated vesting of equity grants which were outstanding on both the date of the change in control and the date of termination of employment. The annual bonus of each participant for the year of a change in control is guaranteed to be the greater of the participant’s target bonus for that year or the amount earned under the bonus plan formulas. The Executive Agreement Plan further provides that, in the event of certain corporate transactions, if an acquiring company does not assume our equity grants, the grants will vest and become payable upon the corporate transaction. Participants who are executive vice presidents or senior vice presidents may also, in certain circumstances, be entitled to full tax gross-ups for taxes on excess parachute payments.

The Executive Agreement Plan payments and benefits of each participant are conditioned upon the participant’s compliance with restrictive covenants and execution of a release of claims against us. The Executive Agreement Plan provides that if a participant breaches any restrictive covenant or fails to provide the required cooperation, (1) such participant shall repay to us any severance benefits previously received, as well as an amount equal to the fair market value of restricted stock vested and gain on stock options exercised within the 24-month period prior to such breach, (2) no further severance pay or benefits shall be provided to such participant, and (3) all outstanding unexercised stock options and unvested restricted stock shall be cancelled and forfeited.

Messrs. Colby and Watts are the only Named Executive Officers who currently participate in the Executive Agreement Plan.

Employment Agreement

As set forth above, for an executive officer to become eligible to participate in the Executive Agreement Plan, he or she must enter into an employment agreement with us (the “Plan Employment Agreement”). The Plan Employment Agreement has an initial term of one year, which term is automatically extended until one year after the date on which either we or the executive officer provides notice of non-renewal. The executive officer’s employment terminates upon the disability or death of the executive officer, or we may terminate the executive officer with or without Cause (as defined in the Executive Agreement Plan). Upon termination of employment, the executive officer may be entitled to the benefits set forth in the Executive Agreement Plan as set forth above. The Plan Employment Agreement also contains the restrictive covenants set forth in the Executive Agreement Plan.

Messrs. Colby and Watts are the only Named Executive Officers who have entered into the Plan Employment Agreement.

By Order of the Board of Directors

Nancy L. Purcell

Secretary

APPENDIX I

WELLPOINT, INC.

CORPORATE GOVERNANCE GUIDELINES

Amended May 17, 2006

I.    Role of the Board of Directors and Management

The Board of Directors (“Board”) of WellPoint, Inc. (the “Company”) is the ultimate decision-making body of the Company except with respect to matters reserved to the shareholders. It oversees and guides the Company’s business through the exercise of its business judgment in what it reasonably believes to be in the best interests of the Company and its shareholders. Within this framework, the Board also considers the interests of other constituents such as members, associates, business partners and the communities in which the Company operates. It selects the Chief Executive Officer (“CEO”) who in turn selects executives (collectively, “Management”) who are charged with the conduct of the Company’s business in a manner that is consistent with the direction provided by the Board and the Standards of Ethical Business Conduct of the Company. Having selected Management, the Board oversees and monitors their performance.

II.    Composition, Selection and Compensation of the Board

    A.    Size of the Board

The size and composition of the Board should be appropriate for effective deliberation of issues relevant to the Company’s business and related interests and not exceed a number that can function efficiently as a body. Thus, it is the policy of the Company that the size of the Board should be within the range of ten to nineteen members.

    B.    Independent Directors

It is the policy of the Company that the Board consists of a majority of independent Directors. Independence is determined in accordance with the New York Stock Exchange Listing Standards, as amended from time to time (“Listing Standards”). The Board has adopted categorical standards for the determination of independence of its members as provided in the Listing Standards. Directors have an affirmative obligation to inform the Chairman of the Board, the CEO and the Chairperson of the Governance Committee of any changes in their circumstances or relationships that may impact their designation as independent.

    C.    Board Membership Criteria

The Governance Committee is responsible for developing and recommending the appropriate skills and characteristics required of Directors in the context of the current make-up of the Board. At a minimum, potential Board members should have personal and professional integrity, business judgment, relevant experience and skill, knowledge of the health care industry or experience with businesses and other organizations and sufficient time and energy to diligently perform their duties. In recommending the potential Board membership criteria to be approved by the Board, the Governance Committee should consider the interplay of the candidate’s experience with the experience of other Board members, conformity with any requirements of the Blue Cross and Blue Shield Association, the extent to which the candidate would be a desirable addition to any committees of the Board and the overall diversity of the Board.

    D.    Selection of Directors

The Board is responsible for selecting Director nominees and recommending them for election by the shareholders. The Governance Committee will identify individuals believed to be qualified to become Directors and recommend to the Board the nominees to stand for election by the shareholders, or in the case of a vacancy, by the Board.

    E.    Former Chief Executive Officer’s Board Membership

It is the policy of the Company that when a CEO terminates his or her employment with the Company, he or she should submit a written resignation from the Board at the same time. Whether the individual continues to serve on the Board is a matter for discussion at that time by the Board. A former CEO serving on the Board will not be considered an independent Director for any “cooling off” period required by the Listing Standards.

    F.    Directors Who Change Their Present Job Responsibility

It is the policy of the Company that when a Director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board, the Director will notify in writing the Chairman of the Board, the CEO and the Chairperson of the Governance Committee and will submit a written resignation from the Board at the same time. The Board does not believe that Directors who retire or change from the position they held when they came on the Board should necessarily leave the Board. There should, however, be an opportunity for the Board to review the continued appropriateness of Board membership under these circumstances.

    G.    Service on Other Boards of Directors

Directors shall limit the number of other public company boards on which they serve to five in order to insure effective service on the Company’s Board. Directors should notify in writing the Chairman of the Board, the CEO and the Chairperson of the Governance Committee in advance of accepting an invitation to serve on the board of another public company, the audit committee of another board or the board of a health care provider.

    H.    Term Limits

The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an important contribution to the Board.

    I.    Retirement Age

It is the policy of the Company that a Director may not stand for re-election if he or she has attained the age of 72 prior to the annual meeting of shareholders at which his or her term of office expires. A Director who attains the age of 72 during his or her term may continue as a Director until his or her term ends.

    J.    Extending the Invitation to a Potential Director to Join the Board

The invitation to join the Board should be extended by the Board itself via the Chairman of the Board, the CEO, and the Chairperson of the Governance Committee.

    K.    Director Orientation and Continuing Education

The Company has an orientation process for new Directors that includes detailed background material on the Company and meetings with Management. Thereafter, Directors receive materials and briefings on subjects that assist them in discharging their duties and have the opportunity to participate in continuing education programs developed and/or presented by accredited experts.

    L.    Non-Employee Director Compensation and Board Stock Ownership Guidelines

The Governance Committee will annually review and recommend to the Board the compensation and reimbursement arrangements for non-employee Directors. Directors who are employees of the Company shall not receive any compensation for his or her service on the Board or any Board committee. To create a linkage with shareholders, the Board believes that a meaningful portion of a non-employee Director’s compensation should be provided in common stock. Further, each Director has an obligation to own five times the annual retainer fee in Company common stock at the end of a five year period commencing on the later of the date such Director joined the Board or May 3, 2002.

III.    Board Leadership

    A.    Selection of Chairman and CEO

It is the policy of the Company that the positions of Chairman of the Board and the CEO may be filled by the same person or by different persons.

    B.    Presiding Director

The Presiding Director position will be filled by an independent member of the Board and will rotate one time a year immediately following the annual meeting of shareholders among the Chairpersons of the Governance, Audit, Compensation and Planning Committees (so long as such Chairperson is an independent member of the Board).

The Presiding Director will have the following duties and responsibilities:

•	preside at meetings of the Board (including executive sessions) and shareholders in the Chairman’s absence;

•	serve as the liaison between the Chairman and the independent Directors;

•	oversee information sent to the Board;

•	approve meeting agendas and schedules for the Board;

•	have the authority to call meetings of the independent Directors; and

•	be available for consultation and direct communication, if requested by major shareholders.

IV.    Functions of the Board

    A.    Access to Independent Advisors

The Board believes that access to independent advisors plays an important role in the discharge of its duties and responsibilities. As such, the Board on occasion may select, retain, terminate and approve fees for such independent advisors as it deems appropriate in the discharge of its duties and responsibilities.

    B.    Interaction with Institutional Investors, Press, Customers, Etc.

The Board believes that Management speaks for the Company. Individual Directors may, from time to time, at the request of Management, meet or otherwise communicate with various constituencies that are involved with the Company. If comments from the Board are appropriate, they should, in most circumstances, come from the Chairman of the Board or the Presiding Director.

    C.    Access to Senior Management

Directors have complete access to Management and are encouraged to visit the Company facilities and operations.

Furthermore, the Board encourages the CEO, from time to time, to bring associates into Board meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) are associates with future potential that the CEO believes should be given exposure to the Board.

    D.    Annual Self-Evaluation

The Board will annually conduct a self-evaluation and oversee the annual self-evaluation required of the standing committees. In addition, the Board will assess the contribution of individual directors in connection with the renomination process. The evaluations will be based on such objective and subjective criteria as the Board deems appropriate.

V.    Board Meetings

    A.    Meetings

It is the policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the Board will hold regularly scheduled meetings, at least, four times a year, plus special meetings as the need arises.

    B.    Selection of Agenda Items for Board Meetings

The Chairman of the Board and the CEO will establish the agenda for each Board meeting. Each Director is encouraged to suggest the inclusion of item(s) on the agenda.

    C.    Board Materials Distributed in Advance

Information and data that is important to the Board’s understanding of the matters to be considered will be distributed in writing by Management before the Board meets. The Chairman of the Board will facilitate the delivery of information to the Directors.

    D.    Board Presentations

As a general rule, presentations on specific subjects should be sent to the Board in advance so that Board meeting time may be conserved and discussion time focused on the issues arising from the presentations.

    E.    Board Attendance and Participation

Directors are expected to prepare for, attend, and participate in all Board and applicable committee meetings.

    F.    Executive Sessions of Non-Management and Independent Directors

Non-management Directors of the Board will meet in Executive Session at least four times each year. Independent Directors of the Board will meet in Executive Session at least twice a year. The format of these meetings may, in part, include a discussion with the CEO. There will be an opportunity to meet in Executive Session after each regularly scheduled meeting of the Board or Board Committee. Any Director may request an Executive Session.

VI.    Committee Matters

    A.    Number, Structure and Independence of Committees

The Board may establish committees to assist it discharging its responsibilities in accordance with the Company’s By-Laws. From time to time, the Board may want to form a new committee or disband a current committee depending upon the circumstances. The current five committees are Audit, Compensation, Executive, Governance, and Planning. The duties and responsibilities of the committees are set forth in the Company’s By-Laws and committee charters. The Audit, Compensation and Governance Committees will consist solely of independent Directors as determined by the Board consistent with the Categorical Standards and the Listing Standards. In addition, members of the Audit Committee will meet the independence and financial knowledge standards of the Securities and Exchange Commission, and at least, one member will be an “audit committee financial expert”. No member of the Audit Committee will serve on the audit committee of more than two other public companies unless the Board determines that such simultaneous service would not impair his or her ability to effectively serve on the Audit Committee.

    B.    Assignment and Rotation of Committee Members

The Board believes that there should be periodic rotation of committee membership among Directors. However, there may be reasons at a given point in time to maintain an individual Director’s committee membership for a long period.

    C.    Frequency and Length of Committee Meetings

The Chairperson of the committee, in consultation with the members of the committee, will determine the frequency and length of the meetings of the committee.

    D.    Committee Agenda

The Chairperson of the committee, in consultation with the members of the committee and Management, will develop the committee’s agenda.

VII.    Leadership Development

    A.    Formal Evaluation of the CEO

The Compensation Committee will conduct an annual evaluation of the CEO’s performance and may take into consideration any input from the Board. The results will be communicated to the Board and the CEO by the Chairperson of the Compensation Committee. The evaluation will be based on criteria established by the Compensation Committee, which may also take into consideration any input from the Board. The evaluation will be used by the Compensation Committee in the course of its deliberations when considering the compensation of the CEO.

    B.    Succession Planning for the CEO

The Board plans for succession to the position of the CEO. To assist the Board, there will be available, on a continuing basis, the CEO’s recommendations for (i) a successor in the event of the retirement of the CEO and (ii) an interim successor in the event of the death, disability, or other emergency or termination of the CEO.

    C.    Management Development and Succession Planning

There will be a periodic report to the Board by the CEO on the Company’s program for the development and succession planning for Management.

    D.    Management Stock Ownership Guidelines

To create a linkage with shareholders, the Board believes that Management should own a meaningful amount of common stock of the Company. Thus, the Board has adopted Stock Ownership Guidelines that require the CEO to own five times his or her base salary at the end of a five year period commencing on the later of the date he or she became CEO or May 3, 2002. Other members of Management have a similar requirement that varies from one and one-half to three times the person’s base salary depending upon his or her position.

VIII.    Standards of Ethical Business Conduct and Reporting of Irregularities

    A.    Personal Loans

The Company will not extend credit or arrange for the extension of credit in the form of a personal loan to Directors or Management.

    B.    Standards of Ethical Business Conduct

The Company has adopted Standards of Ethical Business Conduct (the “Standards”) for Directors, Management and other associates of the Company. The purpose of the Standards is to focus on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and integrity. The Standards are posted on the Company’s web site.

Everyone is expected to act in accordance with the requirements of the Standards. Waivers of the Standards for any Director, the CEO, the Chief Financial Officer and other Executive Officers may only be made by the Board or by a Board committee composed of independent Directors. Any such waiver will be posted on the Company web site and otherwise disclosed as required by law.

    C.    Reports of Irregularities

Any reports of concerns regarding accounting, internal auditing controls, auditing matters or other irregularities or concerns, will be brought to the attention of the Chairperson of the Audit Committee. These reports may be anonymous if made using the Corporate Compliance HelpLine (877) 725-2702. The Chairperson of the Audit Committee will report periodically to the Board of Directors concerning these matters.

These Corporate Governance Guidelines are reviewed by the Governance Committee and the Board from time to time. Matters of corporate governance and changes to these guidelines will be made by a vote of the independent Directors.

APPENDIX II

STANDARDS OF INDEPENDENCE

A. The following individuals shall not be deemed an “independent” director of the Company:

1.    A director who is an employee or whose immediate family member is an executive officer of the Company until three years after the end of such employment relationship;

2.    A director who receives or whose immediate family member receives more than $100,000 per year in direct compensation from the Company (other than director or committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service) until three years after he or she ceases to receive more than $100,000 per year in such compensation;

3.    A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company until three years after the end of either the affiliation or the employment or auditing relationship;

4.    A director who is employed or whose immediate family member is employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee until three years after the end of such service or employment relationship; or

5.    A director who is an executive officer or an employee, or whose immediate family member is an executive officer of another company that makes payments to or receives payments from the Company for property or services in an amount which in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues until three years after falling below such threshold.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such person’s home.

The three-year “look back” period reference in paragraphs 1 through 5 shall be implemented consistent with the NYSE Listing Standards transition provisions.

II-1

Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 15, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

ê  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ê

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1. To elect six members of the Board of Directors for three-year terms.

Director Nominees:	01 - Sheila P. Burke	02 - Victor S. Liss	03 - Jane G. Pisano, Ph.D.	+

	04 - George A. Schaefer, Jr.	05 - Jackie M. Ward	06 - John E. Zuccotti

☐ Mark here to vote FOR all nominees ☐ Mark here to WITHHOLD vote from all nominees
	01	02	03	04	05	06
☐ For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. To approve majority voting for the election of directors in non-contested elections.	☐	☐	☐	3. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2007.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box
/ /

Annual Meeting of Shareholders

120 Monument Circle, Indianapolis, IN 46204

Wednesday, May 16, 2007

Registration and Seating Available at 9:00 a.m. Eastern Daylight Time

Meeting Begins at 10:00 a.m. Eastern Daylight Time

Upon arrival, please present this admission ticket and photo identification at the registration desk.

ÚIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.Ú

PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 16, 2007

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 16, 2007. Your shares of stock will be voted as you specify. If you sign and date your proxy card, but do not provide instructions, your shares will be voted FOR the election of each of the Company’s nominee directors, FOR the approval of majority voting for the election of directors in non-contested elections, FOR the ratification of the appointment of the independent registered public accounting firm, and in the discretion of the proxy holder on any other matter which may properly come before the Annual Meeting of Shareholders and all adjournments or postponements of the meeting.

By signing this PROXY, you revoke all prior proxies and appoint Angela F. Braly and David C. Colby, or either of them, as proxies, with the power to appoint substitutes, to vote your shares of common stock of WellPoint, Inc., that you would be entitled to cast if personally present at the Annual Meeting of Shareholders and all adjournments or postponements of the meeting.

If you participate in the WellPoint 401(k) Retirement Savings Plan and you are invested in the Company Common Stock fund in your account, you may give voting instructions to the plan Trustee as to the number of shares of Common Stock equivalent to the interest in the Company Common Stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The Trustee will vote your shares in accordance with your instructions received by May 14, 2007 at 12:00 p.m. Eastern Daylight Time. You may also revoke previously given voting instructions by May 14, 2007 at 12:00 p.m. Eastern Daylight Time, by filing with the Trustee either written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the Trustee. If you do not send voting instructions, the Trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Your voice is important. You are strongly encouraged to vote your proxy by telephone or through the Internet in accordance with the instructions below. However, if you wish to vote by mail, just complete, sign, and date the reverse side of this card and return in the enclosed envelope. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark the voting boxes, only return a signed card. If you do not sign and return a proxy, submit a proxy by telephone or through the Internet, or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

Electronic distribution of proxy materials saves time, postage and printing costs, and is environmentally friendly. For electronic distribution of proxy materials in the future, log on to www.econsent.com/wlp

Please mark, date and sign on the reverse side.